Exhibit 10.3

AMENDMENT NO. 1 TO ABL CREDIT AGREEMENT, dated as of August 23, 2023 (this “Amendment”), by and among ST US AR FINANCE LLC, a Delaware limited liability company (the “Borrower”), the Lenders and L/C Issuers party hereto and BARCLAYS BANK PLC, as administrative agent and collateral agent (“Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and L/C Issuers from time to time party thereto and Agent, are party to that certain ABL Credit Agreement, dated as of June 16, 2022 (as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”);

WHEREAS, the Borrower, the Lenders and Agent have entered into that certain Amended and Restated Forbearance Agreement, dated as of August 23, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Forbearance Agreement”; and the Original Credit Agreement as modified by the Forbearance Agreement, the “Existing Credit Agreement”);

WHEREAS, (i) the Borrower, (ii) MEH, Inc., a Nevada corporation and the direct parent company of the Borrower (the “Servicer”) and (iii) each of INO Therapeutics LLC, a Delaware limited liability company, Therakos, Inc., a Florida corporation, Mallinckrodt ARD LLC, a California limited liability company, SpecGx LLC, a Delaware limited liability company, and Mallinckrodt APAP LLC, a Delaware limited liability company (each, an “Originator” and, collectively, the “Originators”) are party to that certain Sale Agreement, dated as of June 16, 2022 (the “Existing Sale Agreement”), pursuant to which, among other things, the Borrower purchases from the Originators, from time to time, all of the Originators’ accounts receivable and related rights;

WHEREAS, the Borrower has requested that the Lenders and the Agent make certain amendments to the Existing Credit Agreement in accordance with Section 9.2 of the Existing Credit Agreement as further set forth herein, and the Lenders and Agent are willing to do so subject to the terms and conditions set forth herein; and

WHEREAS, in connection with the foregoing, (i) the Borrower, the Servicer, and the Originators have agreed to enter into an amendment to the Existing Sale Agreement and(ii) the Servicer and the Originators have agreed to execute and deliver certain performance guaranties in favor of Agent for the benefit of the Secured Parties (the “Performance Guaranties”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.          Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Amended Credit Agreement (as defined below).

SECTION 2.          Amendments. The Existing Credit Agreement is amended, effective as of the Amendment No. 1 Effective Date (as defined below), to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth in the Credit Agreement attached hereto as Exhibit A (the “Amended Credit Agreement”).

SECTION 3.          Representation & Warranties. In order to induce the Lenders and the Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders and the Agent that, as of the Amendment No. 1 Effective Date and the Availability Date (as defined below):

(a)                the execution, delivery and performance by the Borrower of this Amendment and each other Loan Document delivered pursuant to this Amendment to which the Borrower is a party, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of the Borrower’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than any Permitted Lien), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any violation, conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect; and

(b)                no material approval, consent, exemption, authorization, or other action by, notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Amendment or any other Loan Document delivered pursuant to this Amendment, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect or (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.          Conditions to Effectiveness of Amendment. This Amendment and the amendments to the Existing Credit Agreement as set forth in Section 2 are subject to satisfaction (or waiver by the Agent and the Lenders) of the following conditions precedent (the date of such satisfaction being the “Amendment No. 1 Effective Date”):

(a)                The Agent shall have received counterparts of this Amendment executed by a Responsible Officer of the Borrower, each Revolving Lender, each L/C Issuer and the Agent.

(b)                The Agent shall have received a certificate from a Responsible Officer of the Borrower dated the Amendment No. 1 Effective Date, certifying as to the (A) Organization Documents of the Borrower (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), (B) certificate of good standing from the Secretary of State or other applicable office of the jurisdiction of organization of the Borrower, (C) resolutions or other applicable action of the Borrower and (D) an incumbency certificate and/or other certificate of Responsible Officers of the Borrower, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which it is a party or is to be a party on the Amendment No. 1 Effective Date.

(c)                The Agent shall have received a customary opinion from Latham & Watkins LLP, with respect to matters of New York law and certain aspects of Delaware law; provided that it will not be a failure of this Section 4(c) if such opinion is delivered on or before the first Business Day following the Amendment No. 1 Effective Date (which will be deemed to have occurred without giving effect to the requirements of this Section 4(c)).

(d)                The Agent shall have received a solvency certificate in the form of Exhibit H to the Existing Credit Agreement from the chief financial officer or another Responsible officer that is a financial officer of the Borrower with respect to the solvency of the Borrower.

(e)                 Each of the representations and warranties made by the Borrower in or pursuant to this Amendment and the other Loan Documents delivered pursuant to this Amendment shall be true and correct in all material respects on and as of the Amendment No. 1 Effective Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or Material Adverse Effect).

(f)                Immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

(g)                The Agent shall have received a closing certificate executed by a Responsible Officer of Borrower, certifying that the conditions set forth in clauses (f) and (g) of this Section 4 have been satisfied.

(h)                 The Borrower shall have delivered a Borrowing Base Certificate to the Agent which calculates the Borrowing Base as of July 31, 2023.

SECTION 5.          Conditions to Availability. The commencement of the Availability Period is subject to satisfaction (or waiver by the Agent and the Lenders) of the following conditions precedent (the date of such satisfaction being the “Availability Date”):

(a)                All fees and expenses payable in connection with this Amendment pursuant to the Lender Fee Letter and the other Loan Documents shall have been paid to the extent then due (including, but not limited to, all out-of-pocket expenses incurred by the Agent, any Lender or any L/C Issuer, including the fees, charges and disbursements of legal counsel for the Agent (as well as local counsel for the Agent), any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights in connection with the Amended Credit Agreement, including its rights under Section 9.3(a) of the Amended Credit Agreement, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans); provided, that all such amounts shall be required to be paid, as a condition precedent to the Availability Date, only to the extent invoiced at least three (3) Business Days prior to the Availability Date.

(b)                The Agent shall have received a customary opinion from Latham & Watkins LLP, with respect to matters of New York law and certain aspects of Delaware law.

(c)                Each of the representations and warranties made by the Borrower in or pursuant to this Amendment and the other Loan Documents delivered pursuant to this Amendment shall be true and correct in all material respects on and as of the Availability Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or Material Adverse Effect).

(d)                Immediately after giving effect to the Availability Date, no Default or Event of Default shall have occurred and be continuing.

(e)                The Agent shall have received a closing certificate executed by a Responsible Officer of Borrower, certifying that the conditions set forth in clauses (c), (d) and (h) of this Section 5 have been satisfied.

(f)                 The Borrower shall have delivered to the Agent a fully executed copy of that certain Amendment No. 1 to Sale Agreement, dated as of the Availability Date, among the Borrower, the Servicer, the Originators, the Agent and the Lenders, in form and substance reasonably satisfactory to the Agent and the Lenders, together with copies of all opinions, certificates and other documents delivered in connection therewith, and such agreement shall have become effective.

(g)                The Borrower shall have delivered to the Agent fully executed copies of the Performance Guaranties, in form and substance reasonably satisfactory to the Agent and the Lenders, and such agreements shall have become effective.

(h)                The Interim Order, in form and substance reasonably acceptable to the Agent and the Required Lenders, in their reasonable discretion, (i) shall have been entered and shall be in full force and effect, unstayed and not subject to any motion to stay unless waived by the Agent in writing in its reasonable discretion and (ii) shall not have been reversed, vacated, amended, supplemented or otherwise modified in any manner that could reasonably be expected to be materially adverse to the Agent, any Arranger, any Lender or any of their respective affiliates without their written consent.

(i)                The Agent shall have received customary lien searches with respect to the Borrower, the Servicer and the Originators.

SECTION 6.          Waiver. Subject to the conditions set forth in Section 5, each of the Lenders party hereto hereby waives, as of the Availability Date, each of the Specified Defaults (as defined in the Forbearance Agreement) existing as of the Availability Date, and the consequences thereof.

SECTION 7.          Effects on Loan Documents.

(a)                On and as of the Amendment No. 1 Effective Date, each reference in any Loan Document to “the Credit Agreement” shall mean and be a reference to the Amended Credit Agreement and each reference in the Amended Credit Agreement to “this Amendment,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Amended Credit Agreement.

(b)                Except as specifically amended hereby, all Loan Documents and the obligations of the Loan Parties under the Loan Documents shall continue to be in full force and effect and are hereby ratified and confirmed in all respects and shall not be affected by this Amendment. The Borrower hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party and confirms that each Loan Document to which such Loan Party is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and shall remain in full force and effect according to its terms, and (ii) ratifies and reaffirms its prior grant and the validity of the Liens and security interests made pursuant to the Security Documents and confirms that all such Liens and security interests continue in full force and effect to secure the Obligations under the Loan Documents after giving effect to this Amendment. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Borrower under the Loan Documents, as amended by, and after giving effect to, this Amendment.

(c)                The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Agent or the Lenders under the Loan Documents. This Amendment and the Amended Credit Agreement shall not constitute a novation of the Existing Credit Agreement or the other Loan Documents.

(d)                The Borrower and the other parties hereto acknowledge and agree that, on and after the Amendment No. 1 Effective Date, this Amendment shall constitute a Loan Document for all purposes of the Amended Credit Agreement.

SECTION 8.          APPLICABLE LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 9.          Miscellaneous.

(a)                This Amendment shall be binding upon and inure to the benefit of the Borrower and its successors and permitted assigns, and upon the Agent and the Lenders and their respective successors and permitted assigns.

(b)                To the extent permitted by applicable requirements of law, any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(c)                Sections 9.3, 9.9(b), 9.9(c), 9.10 and 9.12 of the Amended Credit Agreement are incorporated herein by reference, mutatis mutandis.

(d)                This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in or related to this Amendment or any other document to be signed in connection with this Amendment shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.

SECTION 10.          Payment of Fees and Expenses. The Borrower hereby agrees to pay all fees and expenses payable in connection with this Amendment pursuant to the Lender Fee Letter and the other Loan Documents (including, but not limited to, all out-of-pocket expenses incurred by the Agent, any Lender or any L/C Issuer, including the fees, charges and disbursements of legal counsel for the Agent (as well as local counsel for the Agent), any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights in connection with the Amended Credit Agreement, including its rights under Section 9.3(a) of the Amended Credit Agreement, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans) to the extent due on the Amendment No. 1 Effective Date within two (2) Business Days of the Amendment No. 1 Effective Date, only to the extent inviced prior to the Amednment No. 1 Effective Date.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

ST US AR FINANCE LLC, as Borrower

By:	/s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title: President

[Signature Page to Amendment No. 1 to ABL Credit Agreement]

BARCLAYS BANK PLC, as Agent, an L/C Issuer and a Lender

By:	/s/ Evan Moriarty
Name: Evan Moriarty
Title Vice President

[Signature Page to Amendment No. 1 to ABL Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Lauren Danbury
Name: Lauren Danbury
Title: Director

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

MUFG BANK, LTD. as Lender

By:	/s/ Giorgio Marchione
Name: Giorgio Marchione
Title: Vice President

[Signature Page to Amendment No. 1 to ABL Credit Agreement]

Exhibit A

Amended Credit Agreement

See attached.

ABL CREDIT AGREEMENT

dated as of

June 16, 2022,

as amended by Amendment No. 1, dated as of August 23, 2023

among

ST US AR FINANCE LLC,
as the Borrower,

THE LENDERS AND L/C ISSUERS PARTY HERETO

and

BARCLAYS BANK PLC,
as Agent

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC.,

MORGAN STANLEY SENIOR FUNDING, INC., and

MUFG BANK, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

2.1	Lenders
5.11	Post-Closing Obligations

EXHIBITS:

A-1	Form of Security Agreement
A-2	Form of Pledge Agreement
B	Form of Compliance Certificate

C	Form of Assignment and Assumption
D	Form of Interest Election Request
E	Form of Revolving Credit Note
F-1 – F-4	Forms of US Tax Compliance Certificates
G	Form of Borrowing Request
H	Form of Solvency Certificate
I	Form of Borrowing Base Certificate
J	Form of L/C Credit Extension Request

ABL CREDIT AGREEMENT

ABL CREDIT AGREEMENT, dated as of June 16, 2022 (this “Agreement”), among ST US AR FINANCE LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement as Lenders, the L/C Issuers from time to time parties to this Agreement and BARCLAYS BANK PLC, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Agent”).

PRELIMINARY STATEMENTS

WHEREAS, on October 12, 2020, Mallinckrodt plc and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) initiating cases captioned In re Mallinckrodt plc, et al., Case No. 20-12522 (JTD) (Jointly Administered) under Chapter 11 of the Bankruptcy Code;

WHEREAS, on March 2, 2022, the Bankruptcy Court entered its Findings Of Fact, Conclusions Of Law, And Order Confirming Fourth Amended Joint Plan Of Reorganization (With Technical Modifications) Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code (ECF No. 6660) (the “Confirmation Order”) confirming the Debtors’ Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”);

WHEREAS, the Restructuring Support Agreement (as defined below) contemplates the filing by the New Debtors (as defined below) of voluntary petitions with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code (any cases commenced by the filing of such voluntary petitions, the “New Chapter 11 Cases”);

WHEREAS, in connection with the Chapter 11 Cases, the Debtors have requested that the Lenders provide the Borrower with the financing set forth herein;

WHEREAS, the Borrower is a bankruptcy remote special purpose vehicle that is a wholly-owned indirect subsidiary of Mallinckrodt plc, an Irish public limited company (the “Company”);

WHEREAS, (i) the Borrower, (ii) MEH, Inc., a Nevada corporation and the direct parent company of the Borrower (the “Servicer”) and (iii) each of INO Therapeutics LLC, a Delaware limited liability company, Therakos, Inc., a Florida corporation, Mallinckrodt ARD LLC, a California limited liability company, SpecGx LLC, a Delaware limited liability company, and Mallinckrodt APAP LLC, a Delaware limited liability company (each, an “Originator” and, collectively, the “Originators”) entered into that certain Sale Agreement, dated as of June 16, 2022, pursuant to which, among other things, the Borrower is required to purchase from the Originators, from time to time, all accounts receivable and related rights;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of an asset-based revolving credit facility established hereunder with commitments of $200.0 million; and

WHEREAS, the Lenders are willing to make available to the Borrower Revolving Credit Loans upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section I DEFINITIONS

Section 1.1     Defined Terms

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Account”: all “Receivables” (as defined in the Sale Agreement) purchased by the Borrower pursuant to the Sale Agreement.

“Account Debtor”: each Person who is obligated on an Account.

“Additional Lender”: at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Incremental Loan in accordance with Section 2.24; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate or branch of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Agent (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from the Agent under Section 9.4(b)(i)(B) for an assignment of Loans to such Additional Lender.

“Adjustment Date”: as defined in clause (I)(B) of the definition of “Applicable Margin.”

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent”: as defined in the preamble hereto.

“Agent Advance”: as defined in Section 2.1(c).

“Agent Advance Period”: as defined in Section 2.1(c).

“Agent Deposit Account”: as defined in Section 2.21(c).

“Agent Indemnitee”: as defined in Section 8.7.

“Agent-Related Persons”: the Agent, together with its Related Parties.

“Aggregate Exposure”: with respect to any Lender, as of any date of determination, the aggregate principal amount of all Revolving Credit Loans of such Lender as of such date.

“Aggregate Exposure Percentage”: with respect to any Lender as of any date of determination, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure (including its share of unfunded Agent Advances) as of such date to the Aggregate Exposure of all Lenders as of such date.

“Agreement”: as defined in the preamble hereto.

“Amendment No. 1”: that certain Amendment No. 1, dated as of August 23, 2023, by and among the Borrower, the lenders party thereto and the Agent.

“Amendment No. 1 Effective Date”: as defined in Amendment No. 1.

“Anti-Corruption Laws”: the United States Foreign Corrupt Practices Act of 1977; the UK Bribery Act 2010; and all laws, rules, and regulations of any jurisdiction applicable to the Company or its Restricted Subsidiaries from time to time concerning or relating to bribery, corruption or anti-money laundering.

“Applicable Accounting Principles”: for any period, the accounting principles applied as provided in Section 1.4.

“Applicable Lender Percentage”: with respect to any Lender, the percentage of the Total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Lender Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Applicable Lender Percentage shall be adjusted appropriately, as determined by the Agent, in accordance with Section 2.19(c) to disregard the Revolving Credit Commitment of Defaulting Lenders.

“Applicable Margin”: shall mean:

(I)(A) from and after the Amendment No. 1 Effective Date until the last day of the first Fiscal Quarter ended after the Amendment No. 1 Effective Date, (i) 2.25% per annum, in the case of Base Rate Loans, and (ii) 3.25% per annum, in the case of SOFR Loans, and (B) on the first day of each Fiscal Quarter thereafter (each, an “Adjustment Date”) until the Exit ABL Facility Effective Date, if any, the Applicable Margins for such Type of Loans shall be determined from the pricing grid below based upon the Historical Excess Availability for the most recent Fiscal Quarter ended immediately prior to the relevant Adjustment Date, as calculated by the Agent:

Level	Historical Excess Availability as a percentage of the Line Cap	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to 66.66%	3.00%	2.00%
II	Less than 66.66%, but greater than or equal to 33.33%	3.25%	2.25%
III	Less than 33.33%	3.50%	2.50%

and, if the Exit ABL Facility Effective Date occurs,

(II)(A) from and after the Exit ABL Facility Effective Date until the last day of the first Fiscal Quarter ended after the Exit ABL Facility Effective Date, (i) 2.00% per annum, in the case of Base Rate Loans, and (ii) 3.00% per annum, in the case of SOFR Loans, and (B) on each Adjustment Date thereafter, the Applicable Margins for such Type of Loans shall be determined from the pricing grid below based upon the Historical Excess Availability for the most recent Fiscal Quarter ended immediately prior to the relevant Adjustment Date, as calculated by the Agent:

Level	Historical Excess Availability as a percentage of the Line Cap	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to 66.66%	2.50%	1.50%
II	Less than 66.66%, but greater than or equal to 33.33%	2.75%	1.75%
III	Less than 33.33%	3.00%	2.00%

Notwithstanding the foregoing, if the Ratings Condition is not met on the Adjustment Date occurring on or immediately prior to the Exit ABL Facility Effective Date, and until such time as the Ratings Condition is met, the Applicable Margins for such Type of Loans shall be determined from the pricing grid below based upon the Historical Excess Availability for the most recent Fiscal Quarter ended immediately prior to the relevant Adjustment Date, as calculated by the Agent:

Level	Historical Excess Availability as a percentage of the Line Cap	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to 66.66%	3.00%	2.00%
II	Less than 66.66%, but greater than or equal to 33.33%	3.25%	2.25%
III	Less than 33.33%	3.50%	2.50%

Notwithstanding anything to the contrary contained above in this definition, from and after any Extension, with respect to any Extended Revolving Credit Commitments, the Applicable Margins specified for such Extended Revolving Credit Commitments shall be those specified in the applicable definitive documentation thereof.

“Applicable SOFR Adjustment”: for any calculation with respect to a Term Benchmark Loan or a Daily Simple SOFR Loan, 0.10% per annum.

“Approved Bank”: as defined in clause (c) of the definition of “Cash and Cash Equivalents.”

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in revolving bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided that in no event shall a Disqualified Lender be an Approved Fund.

“Arrangers”: Barclays and each other Person listed as a Joint Lead Arranger and Joint Bookrunner on the cover page of this Agreement, in their respective capacities as exclusive joint lead arrangers and joint bookrunners.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of each party whose consent is required by Section 9.4), and accepted by the Agent, in the form of Exhibit C or any other form approved by the Agent and the Borrower.

“Attributable Indebtedness”: on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Renewal Letter of Credit”: as defined in Section 2.4(b)(iii).

“Availability”: as of any date of determination, the amount by which (i) the Line Cap at such time exceeds (ii) the Revolving Credit Exposure as of such date.

“Availability Block”: as of any date of determination, an amount equal to $20,000,000 less Suppressed Availability at such time; provided that the Availability Block shall not be less than $10,000,000 at any time.

“Availability Date”: as defined in Amendment No. 1.

“Availability Period”: (a) with respect to the Revolving Credit Facility, the period from the Availability Date to but excluding the earlier of (i) the Maturity Date and (ii) the date of termination of the Revolving Credit Commitments, and (b) with respect to Extended Revolving Credit Commitments, the period from and including the effective date of the Extension Amendment applicable to such Extended Revolving Credit Commitments but excluding the earlier of (i) the final maturity date thereof as specified in the applicable Extension Offer accepted by the respective Lender or Lenders and (ii) the date of termination of the such Extended Revolving Credit Commitments.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.19(d).

“Average Facility Balance”: for any period for any Facility, the amount obtained by dividing the Aggregate Exposure for all Lenders under such Facility at the end of each day for the period in question by the number of days in such period.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended, modified or supplement from time to time.

“Bankruptcy Court”: as defined in the recitals hereto.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or a corporate statutory arrangement proceeding having similar effect, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays”: Barclays Bank PLC.

“Base Rate”: for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate (which, if negative, shall be deemed to be 0%) on such day plus 1/2 of 1%, (b) the Prime Rate on such day and (c) Term SOFR published on such day (or if such day is not a business day the next previous business day) for an Interest Period of one month (taking into account any “floor” under the definition of “Term SOFR”) plus 1.00%. If the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Base Rate shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist.

“Base Rate Borrowing”: as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan”: a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day”: as defined in the definition of “Term SOFR.”

“Benchmark”: initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.19.

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(a)            with respect to Term SOFR Loans, Daily Simple SOFR; or

(b)            the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors”: with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such person or, if there is none, the Board of Directors of the managing member of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person, (d) in any other case, the functional equivalent of the foregoing and (e) in the case of any Person organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, the foreign equivalent of any of the foregoing.

“Borrower”: as defined in the Preamble hereto.

“Borrower Materials”: as defined in Section 9.1(d).

“Borrowing”: (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) Agent Advances.

“Borrowing Base”: at any time, an amount equal to (a) (i) 90% of the Eligible Accounts owed by Account Debtors that have an Investment Grade Rating, and (ii) 85% of the Eligible Accounts owed by Account Debtors that do not have an Investment Grade Rating, minus (b) the amount of all Eligible Reserves in effect as of such date of determination, as the same may at any time and from time to time be established in accordance with Section 2.25. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.1(c) and Reserves established pursuant to Section 2.25.

“Borrowing Base Certificate”: as defined in Section 5.1(c).

“Borrowing Request”: a request by the Borrower for a Borrowing substantially in the form of Exhibit G or any other form acceptable to the Agent and the Borrower.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures”: for any period, the aggregate amount of all expenditures of the Company and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included as additions to property, plant and equipment in the consolidated statement of cash flows of the Company and its Restricted Subsidiaries. Notwithstanding the foregoing, Capital Expenditures shall not include:

(a)            expenditures made with tenant allowances received by the Company or any of its Restricted Subsidiaries from landlords in the ordinary course of business and subsequently capitalized;

(b)            any amounts spent in connection with Investments (as defined in the Exit Financing Notes Indenture) pursuant to Section 4.04 of the Exit Financing Notes Indenture;

(c)            expenditures financed with the proceeds of an issuance of Capital Stock of the Company or any direct or indirect parent thereof, or a capital contribution to the Company;

(d)            expenditures that are accounted for as capital expenditures by the Company or any of its Restricted Subsidiaries and that actually are paid for by a Person other than the Company or any of its Restricted Subsidiaries to the extent neither the Company nor any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period);

(e)            any expenditures which are contractually required to be, and are, advanced or reimbursed to the Company or any of its Restricted Subsidiaries in cash by a third party (including landlords) during such period of calculation;

(f)             the book value of any asset owned by the Company or any of its Restricted Subsidiaries prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a capital expenditure during the period in which such expenditure actually is made and (ii) such book value shall have been included in capital expenditures when such asset was originally acquired;

(g)            that portion of interest on Indebtedness incurred for capital expenditures which is paid in cash and capitalized in accordance with GAAP;

(h)            expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent financed with (x) insurance or settlement proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced;

(i)             in the event that any equipment is purchased substantially simultaneously with the trade-in of existing equipment, the gross amount of the credit granted by the seller of such equipment for the equipment being traded in at such time; or

(j)             expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Company or any of its Restricted Subsidiaries during the same Fiscal Year in which such expenditures were made pursuant to a sale and leaseback transaction to the extent of the cash proceeds received by the Company or any of its Restricted Subsidiaries pursuant to such sale and leaseback transaction that are not required to prepay funded Indebtedness.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Capitalized Leases”: all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash and Cash Equivalents”:

(a)            U.S. Dollars or any other readily tradable currency to the extent utilized in connection with the conduct of the business of the Borrower;

(b)            obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c)            time deposits or eurodollar time deposits with, certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender hereunder or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 or $100,000,000 in the case of any non-U.S. bank (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d)            commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)             marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(f)             repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g)            securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)            Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)             securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(j)             instruments analogous to those referred to in clauses (a) through (i) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(k)            Investments, classified in accordance with GAAP as Current Assets of the Borrower, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (i) above; and

(l)              investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (k) above.

Notwithstanding the foregoing, Cash and Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (j) above; provided that such amounts are converted into any currency listed in clause (a) or (j) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Collateralize”: to pledge and deposit with or deliver to the Agent, for the benefit of the Agent or any L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer benefitting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the applicable L/C Issuer (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Control Agreement”: a “control agreement” in form and substance reasonably acceptable to the Agent and the Borrower and containing terms regarding the treatment of all cash and other amounts on deposit in the respective deposit account governed by such Cash Management Control Agreement consistent with the requirements of Section 2.21.

“Cash Management Obligations”: obligations owed by the Borrower to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Borrower in writing to the Agent as a “Cash Management Obligation.” All Obligations of the Borrower in respect of agreements existing on the Closing Date relating to Cash Management Services between the Agent (or any of its Affiliates), on the one hand, and the Borrower, on the other hand, shall constitute Cash Management Obligations hereunder.

“Cash Management Services”: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, cash management and similar services, any automated clearing house transfer of funds and obligations arising under Hedging Agreements.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control”: shall be deemed to occur if:

(a)            any “Change of Control” under (and as defined in) the Exit Financing Notes Indenture; or

(b)            the Company shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2. For the avoidance of doubt, the Closing Date is June 16, 2022.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Borrower and the Servicer, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document and shall include the Designated Deposit Accounts, the Capital Stock of the Borrower and all Accounts, Related Rights, Related Security and other assets purchased by the Borrower from the Originators pursuant to the Sale Agreement.

“Collateral Account”: as defined in Section 2.4(k).

“Collateral Requirement”: at any time, the requirement that:

(a)            the Agent shall have received each Security Document required to be delivered (i) on the Closing Date, pursuant to Section 4.1 and (ii) at such time as may be designated therein, pursuant to the Security Documents or Section 2.21, 5.9 or 5.11, subject, in each case, to the limitations and exceptions of this Agreement, duly executed by the Borrower (or Servicer, as applicable); and

(b)            except to the extent otherwise provided hereunder or under any Security Document, all Obligations shall have been secured by a perfected first-priority security interest in favor of the Agent for the benefit of the Secured Parties (to the extent such security interest may be perfected by filing financing statements under the Uniform Commercial Code, filing with the United States Copyright Office or the United States Patent and Trademark Office, obtaining a Cash Management Control Agreement, or delivery of the certificates and instruments constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank) in the Collateral (including the Designated Deposit Accounts, the Capital Stock of the Borrower and all Accounts, Related Rights, Related Security and other assets purchased by the Borrower from the Originators pursuant to the Sale Agreement);

provided, however, that the Liens required to be granted from time to time pursuant to the Collateral Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents.

The Agent may grant extensions of time for the perfection of security interests in particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Borrower on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the Security Documents or the other Loan Documents.

Notwithstanding anything contained in this Agreement to the contrary, no mortgage, trust, trust deed, deed to secure debt or hypothec shall be executed and delivered with respect to any real property. No actions in any non-U.S. jurisdiction or required by requirements of Law of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed by requirements of Law of any non-U.S. jurisdiction).

“Collection Banks”: as defined in Section 2.21(a).

“Collections”: as defined in the Sale Agreement.

“Commitment Fee”: fees payable on the undrawn portion of the Revolving Credit Commitments pursuant to Section 2.10(a).

“Commitment Fee Rate”: shall mean (I) (A) from and after the Amendment No. 1 Effective Date until the first Adjustment Date, 0.375% per annum and (B) on each Adjustment Date thereafter, the Commitment Fee Rate shall be determined by reference to the pricing grid below based upon the Historical Average Utilization for the most recent Fiscal Quarter ended immediately prior to the relevant Adjustment Date, as calculated by the Agent:

Historical Average Utilization (% of commitments)	Commitment Fee and L/C Fees %
< 50%	0.375%
≥ 50%	0.250%

and (II) if the Exit ABL Facility Effective Date occurs, (A) from and after the Exit ABL Facility Effective Date until the first Adjustment Date, 0.250% per annum and (B) on each Adjustment Date thereafter, the Commitment Fee Rate shall be determined by reference to the pricing grid below based upon the Historical Average Utilization for the most recent Fiscal Quarter ended immediately prior to the relevant Adjustment Date, as calculated by the Agent:

Historical Average Utilization (% of commitments)	Commitment Fee and L/C Fees %
< 50%	0.50%
≥ 50%	0.250%

Notwithstanding anything to the contrary contained above in this definition, from and after any Extension, with respect to any Extended Revolving Credit Commitments, the Commitment Fee specified for such Extended Revolving Credit Commitments shall be those specified in the applicable definitive documentation thereof.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Company”: as defined in the recitals hereto.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit B.

“Confirmation Order”: as defined in the recitals hereto.

“Conforming Changes”: with respect to either the use or administration of any Term Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA”: with respect to the Company and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Company and the Subsidiaries for such period, plus

(a)            the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:

(i)            provision for taxes based on income, profits or capital of the Company and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus

(ii)           (x) Consolidated Interest Expense of the Company and the Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of the Company or any Disqualified Capital Stock of the Company and its Subsidiaries; plus

(iii)          depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Subsidiaries for such period; plus

(iv)          any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock of the Company (other than Disqualified Capital Stock); plus

(v)           any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement; minus

(b)            the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(i)            non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); plus

(ii)           any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement;

in each case, on a consolidated basis and determined in accordance with Applicable Accounting Principles.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary (other than any Wholly Owned Subsidiary) of the Company will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Consolidated EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Company, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (A)(i) Consolidated EBITDA for the Test Period ended as of such date or, as applicable, most recently ended prior to such date, minus (ii) the aggregate amount of federal, state, local and foreign income taxes paid or payable in cash for the Test Period ended as of such date or, as applicable, most recently ended prior to such date, minus (iii) Non-Financed Capital Expenditures for the Test Period that were paid in cash during such Test Period; to (B) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: with respect to any Person for any period, the sum, without duplication, of: (a) Consolidated Interest Expense of the Company or its Restricted Subsidiaries plus (b) scheduled payments of principal on long-term Indebtedness for borrowed money of the Company or its Restricted Subsidiaries (including principal payments in respect of Capitalized Leases to the extent allocated to principal, but excluding payments in respect of any intercompany debt and any payments in respect of purchase price adjustments and earnouts) of the Company and its Restricted Subsidiaries plus (c) from and after the Exit ABL Facility Effective Date (if any), payments in respect of the DOJ Settlement or any Consolidated Interest Expense (if any) with respect thereto.

“Consolidated Interest Expense”: with respect to the Company and its Restricted Subsidiaries for any period, total cash interest expense for such period (net of any cash interest income for such period) with respect to all outstanding Indebtedness, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing “Consolidated Net Income” plus consolidated capitalized interest for such period, whether paid or accrued, plus net payments (positive or negative) under interest rate swap agreements (other than in connection with the early termination thereof), but in any event to exclude to the extent not added back to Consolidated EBITDA as interest expense (A) the agency fee described in the Fee Letter, (B) costs associated with obtaining or breakage costs in respect of Hedging Agreements, (C) fees and expenses associated with any asset sales, acquisitions, Investments, equity issuances or debt issuances (in each case, whether or not consummated) and (D) amortization of deferred financing costs.

“Consolidated Net Income”: with respect to any person for any period, the aggregate Net Income of such person and its subsidiaries for such period, on a consolidated basis, in accordance with Applicable Accounting Principles; provided, however, that, without duplication:

(a)            any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and postretirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, Milestone Payments under intellectual property licensing agreements, facilities closing or consolidation costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, (including inventory optimization programs), systems establishment costs, contract termination costs, future lease commitments, other restructuring charges, reserves or expenses, signing, retention or completion bonuses, expenses or charges related to any issuance of Capital Stock, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges or change in control payments related to the Transaction or the Separation, in each case, shall be excluded;

(b)            effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by Applicable Accounting Principles, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(c)            the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d)            (i) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(e)            any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f)             the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent person or a Subsidiary thereof in respect of such period;

(g)            [reserved];

(h)            any impairment charge or asset write-off and amortization of intangibles, in each case pursuant to Applicable Accounting Principles, shall be excluded; provided that in no event shall amortization of intangibles so excluded in any period of four consecutive fiscal quarters exceed the greater of $20.0 million and 10% of Consolidated Net Income for such period (before giving effect to such exclusion);

(i)             any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(j)              any (i) non-cash compensation charges, (ii) costs and expenses after the Closing Date related to employment of terminated employees, or (iii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such person or any of its subsidiaries, shall be excluded;

(k)             accruals and reserves that are established or adjusted within 12 months after the Closing Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with Applicable Accounting Principles or as a result of adoption or modification of accounting policies shall be excluded;

(l)             the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(m)            any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;

(n)            to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(o)            non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than U.S. Dollars will be converted to U.S. Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Contracts”: with respect to any Account, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Account arises or that evidence such Account or under which an Account Debtor becomes or is obligated to make payment in respect of such Account

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled”: have meanings correlative thereto.

“Controlled Account”: each deposit account maintained by the Borrower at a Collection Bank and subject to a Cash Management Control Agreement.

“Covenant Trigger Event”: any date after the last day of the first full fiscal quarter ended after the Closing Date on which Specified Excess Availability shall be less than the greater of (a) 10% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (b) $17,500,000 at any time and continuing until Specified Excess Availability is equal to or exceeds the greater of (a) 10% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (b) $17,500,000 for thirty (30) consecutive calendar days; provided that such $17,500,000 level shall automatically increase in proportion to the amount of any increase in the aggregate Revolving Credit Commitments hereunder in connection with any Incremental Facility; provided, further, that, notwithstanding the foregoing, no Covenant Trigger Event shall occur during the Interim Period.

“Covered Party”: as defined in Section 9.19(a).

“Credit and Collection Policy”: that certain Credit Policy and Procedures effective as of February 10, 2016.

“Credit Extension”: (a) a Borrowing or (b) an L/C Credit Extension.

“Credit Party”: the Agent or any Lender.

“Current Assets”: with respect to the Company and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments (as defined in the Exit Financing Notes Indenture) or other cash equivalents) that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Company and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Qualified Receivables Facility (as defined in the Exit Financing Notes Indenture) is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Permitted Receivables Facility Assets (as defined in the Exit Financing Notes Indenture) subject to such Qualified Receivables Facility (as defined in the Exit Financing Notes Indenture) less (y) collections against the amounts sold pursuant to clause (x).

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) (i) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website plus (ii) the Applicable SOFR Adjustment and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan”: a Loan that bears interest at a rate based on Daily Simple SOFR.

“Debtor Relief Laws”: the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors”: as defined in the recitals hereto.

“Default”: any of the events specified in Section VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: the rate described in Section 2.12(b).

“Defaulting Lender”: subject to Section 2.19(b), any Lender whose act or failure to act, whether directly or indirectly, causes it to meet any part of the definition of “Lender Default.”

“Designated Deposit Account”: the deposit accounts of the Borrower listed on Schedule V of the Sale Agreement, which constitute, on the Closing Date, all deposit accounts into which any payments are made on any Pool Receivables.

“DIP Facility”: a superpriority senior secured debtor-in-possession credit facility provided to and guaranteed by affiliates of the Borrower (but to which the Borrower is not a party) to provide such entities with capital during the course of any bankruptcy proceeding pending before the Bankruptcy Court that may be used for general corporate purposes in accordance with the terms of the underlying credit agreement.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Capital Stock and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Capital Stock and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Capital Stock; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Borrower or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because such Capital Stock may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender”: (a) those financial institutions, lenders and other Persons previously specified in writing by the Borrower and agreed to by the Agent prior to the date hereof, (b) competitors of the Borrower as identified by the Borrower by written notice to the Agent from time to time and (c) in the cases of clause (a) or (b), Affiliates thereof (other than any bona fide debt funds) that are either (i) identified as specified in such clause (a) or (b) or (ii) clearly identifiable on the basis of such Affiliates’ names it being understood and agreed that the identification of any Person as a Disqualified Lender after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan or Revolving Credit Commitment so long as such Person was not a Disqualified Lender at the time of such assignment or participation. The list of Disqualified Lenders shall be posted to the Platform, it being understood that the Borrower may update such list from time to time with respect to Disqualified Lenders to the extent provided for above, and the Agent shall post such updated schedule to the Platform promptly following its receipt thereof, with such updates effective one (1) Business Day after delivery to the Agent (or, if posted to the Platform sooner, upon posting to the Platform).

“Distressed Person”: as defined in the definition of “Lender-Related Distress Event.”

“DOJ Settlement”: the Federal/State Acthar Settlement (as defined in the Plan of Reorganization), as memorialized in the DOJ Settlement Agreements.

“DOJ Settlement Agreements”: (i) that certain Settlement Agreement, dated as of March 7, 2022, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, the Company, Mallinckrodt ARD LLC and James Landolt, and (ii) that certain Settlement Agreement, dated as of March 7, 2022, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, the Company, Mallinckrodt ARD LLC, Charles Strunck, Lisa Pratta and Scott Clark, in each case, as in effect on the Amendment No. 1 Effective Date.

“Dollar Equivalent”: for any amount, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion. Any determination by the Agent pursuant to clause (b) above shall be conclusive absent manifest error.

“Dominion Period”: (a) each period beginning on the occurrence of an Event of Default until such Event of Default has been cured or waived and (b) (I) prior to the Exit ABL Facility Effective Date, if any, each period beginning on the date that Specified Excess Availability shall have been less than the greater of (x) 12.5% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (y) $20,000,000 for five consecutive Business Days and ending on the date that Specified Excess Availability shall have been at least the greater of (x) 12.5% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (y) $20,000,000 for 20 consecutive calendar days and (II) from and after the Exit ABL Facility Effective Date, if any, each period beginning on the date that Specified Excess Availability shall have been less than the greater of (x) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (y) $17,500,000 for five consecutive Business Days and ending on the date that Specified Excess Availability shall have been at least the greater of (x) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (y) $17,500,000 for 20 consecutive calendar days.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronically”: as defined in Section 9.1.

“Eligible Accounts”: all of the Accounts owned by the Borrower, except any Accounts as to which any of the exclusionary criteria set forth below applies; provided that the face amount of an Account (and Eligible Account) shall be reduced by, without duplication, to the extent not reflected in such face amount, the amount of all discounts, claims, credits or credits pending, promotional program allowances, rebates, price adjustments, finance and service charges or other allowances (including any amount that the Borrower or the Originators may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding). Eligible Accounts shall not include any Account of the Borrower that:

(a)            does not arise from the sale of goods or the performance of services by the Originators in the ordinary course of their respective businesses;

(b)            (i) upon which the Borrower’s right to receive payment is not absolute (other than as a result of rights to return inventory in the ordinary course of business of the Originators) or is contingent upon the fulfillment of any condition whatsoever, (ii) as to which the Borrower or any Originator is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to the Borrower’s or any other Person’s completion of further performance under such contract;

(c)            to the extent any Account Debtor has or has asserted a right of setoff, or has asserted a defense, counterclaim or dispute as to such Account;

(d)            is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)            with respect to which an invoice has not been sent to the applicable Account Debtor;

(f)             is the obligation of an Account Debtor that is a government or governmental agency unless, in each case, the Borrower has complied (and delivered to the Agent evidence of such compliance) with respect to such obligation with the Federal Assignment of Claims Act of 1940 and any similar applicable foreign, state, county or municipal law restricting the assignment thereof or the granting of a Lien thereon with respect to such obligation;

(g)            is the obligation of an Account Debtor (including any government or governmental agency) located in a jurisdiction other than the United States or Canada or any state, province or territory thereof;

(h)            to the extent the Borrower or the Originators is liable for goods sold or services rendered by the applicable Account Debtor to the Borrower, but only to the extent of the potential offset;

(i)             arises with respect to goods that are delivered on a bill-and-hold, cash-on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional, other than rights to return inventory in the ordinary course of business or consistent with past practice;

(j)             is not paid within one hundred twenty (120) days following its original invoice date, has been outstanding for more than sixty (60) days or which has been written off the books of the Borrower or any Originator or otherwise designated as uncollectible by the Borrower or the Originator;

(k)            is an Account in respect of which the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(l)             a Bankruptcy Event occurs with respect to the Account Debtor obligated upon such account; provided that so long as post-petition financing is being provided to such Account Debtor, post-petition accounts of such Account Debtor may be deemed Eligible Accounts by and to the extent approved by the Agent, in its Permitted Discretion, on a case-by-case basis;

(m)            is an Account as to which the Agent’s Lien thereon, on behalf of itself and the Secured Parties, is not a first priority perfected lien subject only to Permitted Liens;

(n)            is an Account with respect to which the representations or warranties pertaining to such Accounts set forth in any Loan Document are untrue in any material respect;

(o)            is payable in any currency other than U.S. Dollars;

(p)            is not owned by the Borrower free and clear of all Liens other than the Agent’s Lien and the First Priority Priming Liens;

(q)            is the obligation of an Account Debtor if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the criteria listed in clause (j) of this definition;

(r)             is evidenced by a judgment, instrument or chattel paper;

(s)             is an Account to the extent that such Account, together with all other Accounts owing by such Account Debtor as of any date of determination exceed 20% of all Eligible Accounts of the Borrower (or such higher percentage as the Agent may establish for such Account Debtor from time to time), or with respect to Accounts that have an Investment Grade Rating, (i) 40% in the case of AmerisourceBergen, (ii) 35% in the case of McKesson, and (iii) 25% in the case of all other Accounts that have an Investment Grade Rating, but, in each case, only to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(t)             is an Account as to which any check, draft or other items of payment has previously been received which has been returned unpaid or otherwise dishonored;

(u)            consists of finance charges as compared to obligations to the Borrower for goods sold or services rendered;

(v)            is an Account with respect to which the Account Debtor is subject to any Sanctions, including a person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC or which is a designated person named on any similar applicable list;

(w)            is an Account arising out of a sale made or services rendered by the Borrower or an Originator to an Affiliate of the Borrower or an Originator or to a Person controlled by an Affiliate of the Borrower or an Originator (including any employees, officers, directors or stockholders of such);

(x)             is an Account that was not paid in full, and the Borrower created a new receivable for the unpaid portion of the Account; or

(y)            is an Account representing any manufacturer’s or supplier’s credits, rebates, discounts, incentive plans or similar arrangements entitling the Borrower to discounts on future purchase therefrom (but ineligibility shall be limited to the amount thereof).

“Eligible Assignee”: (i) any Lender, any Affiliate or branch of a Lender and any Approved Fund and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends revolving credit or buys revolving loans in the ordinary course; provided, that “Eligible Assignee” shall not include (v) any Disqualified Lender, (w) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender, (x) any natural person, (y) any Person that the Borrower has previously declined to provide its consent to an assignment to under Section 9.4 or (z) the Borrower or any Affiliate of the Borrower.

“Eligible Reserves”: Reserves against the Borrowing Base established or modified in the Permitted Discretion of the Agent subject to the following: (a) the amount of any Eligible Reserves shall have a reasonable relationship to the event, condition or other matter that is the basis for the establishment of such Reserve or such modification thereto, (b) except as otherwise expressly provided in the definition of “Eligible Account”, no Reserves shall be established or modified to the extent they are duplicative of Reserves or modifications already accounted for through eligibility or other criteria (including collection/advance rates), (c) no Reserve may be taken after the Closing Date based on circumstances known to the Agent as of the Closing Date for which no Reserve was imposed on the Closing Date, and no Reserve taken on the Closing Date may be increased, unless, in each case, such circumstances, conditions, events or contingencies shall have change in any material adverse respect since the Closing Date and (d) any Reserve taken with respect to any Cash Management Obligation arising under a Hedging Agreement (i) may only be taken with the consent of the Borrower, (ii) shall be in an amount no greater than the maximum amount of the Cash Management Obligations arising under such Hedging Agreement which shall be notified to the Agent in writing by the Qualified Counterparty and the Borrower from time to time, (iii) may only be taken or increased if, on a pro forma basis for such new or increased Reserve, Availability shall be no less than $17.5 million and (iv) shall cause such Cash Management Obligation to be a “Designated Hedging Obligation” to the extent of such Reserve.

Subject to the limitations above, the Agent shall have the right, upon at least five (5) Business Days’ prior written notice to the Borrower (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against the Borrowing Base, but without duplication, from time to time in its Permitted Discretion, except that any such Reserves shall not be duplicative of adjustments of amounts included in the Borrowing Base; provided that no such prior written notice shall be required for changes to any Eligible Reserves resulting solely by virtue of mathematical calculations of the amount of the Eligible Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, tax rates). During such notice period, the Agent shall, if requested, discuss any such Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Agent; provided that during such five (5) Business Day period, no Borrowings are permitted that would cause the Revolving Credit Exposure to exceed the Line Cap.

“Enforcement Qualifications” has the meaning set forth in Section 3.6.

“Environment”: air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws”: any applicable Law relating to the prevention of pollution or the protection of the Environment or natural resources, or the protection of human health and safety as it relates to the exposure to Hazardous Materials, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (as it relates to exposure to Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Borrower resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any legally binding contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that is under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (h) a failure by the Borrower or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Plan which could result in liability to the Borrower; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section VII; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Availability”: as of any date of determination, the amount by which (a) the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as of such date exceeds (b) the Total Revolving Credit Exposure as of such date.

“Excluded Asset”: as defined in the Security Agreement.

“Excluded Participant”: any (i) Disqualified Lender, (ii) any natural person, (iii) any Defaulting Lender or (iv) the Borrower or any of its Affiliates (other than a bona fide debt fund).

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, or required to be withheld or deducted from any payment to any such recipient:(a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to Laws in effect on the date on which (i) such Lender acquires such interest in the applicable Revolving Credit Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Revolving Credit Commitment, on the date such Lender acquires the applicable interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Revolving Credit Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.16(e) and (d) any Taxes imposed under FATCA.

“Exit ABL Facility”: the “A/R Agreement” as defined in the New Plan of Reorganization.

“Exit ABL Facility Conditions”: the following conditions precedent:

(a)            entry of the New Confirmation Order, which shall be consistent with the New Plan of Reorganization and in form and substance satisfactory to the Agent and the Required Lenders in their sole and absolute discretion as to those provisions that relate to or otherwise impact the Exit ABL Facility, which shall be in full force and effect and not have been vacated, stayed, reversed, modified or amended;

(b)            since the date of the New Confirmation Order, there has been no occurrence, development or change affecting the Borrower that has, had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)            all fees and expenses payable to the Agent and the Lenders pursuant to the Exit ABL Facility, the Lender Fee Letter and the other Loan Documents shall have been paid to the extent then due; provided, that all such amounts shall be required to be paid, as an Exit ABL Facility Condition, only to the extent invoiced at least one (1) Business Day prior to the Exit ABL Facility Effective Date;

(d)            the Agent shall have received a certificate from a Responsible Officer of the Borrower dated the Exit ABL Facility Effective Date, certifying as to the (A) Organization Documents of the Borrower (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), (B) certificates of good standing from the Secretary of State or other applicable office of the jurisdiction of organization of the Borrower, (C) resolutions or other applicable action of the Borrower and (D) an incumbency certificate and/or other certificate of Responsible Officers of the Borrower, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents;

(e)            each of the representations and warranties made by the Borrower in or pursuant to this Agreement and the Loan Documents shall be true and correct in all material respects on and as of the Exit ABL Facility Effective Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or Material Adverse Effect);

(f)             no Default or Event of Default shall have occurred and be continuing;

(g)            Excess Availability would be greater than or equal to $75,000,000 immediately after giving effect to the Exit ABL Facility Effective Date; and

(h)            the Agent shall have received a closing certificate executed by a Responsible Officer of Borrower, certifying that the conditions set forth in clauses (b), (e) and (f) of this definition have been satisfied.

“Exit ABL Facility Effective Date”: the date on which the Exit ABL Facility Conditions have been satisfied (or waived by the Agent and the Required Lenders).

“Exit Financing Notes Indenture”: that certain Indenture, dated as of June 16, 2022, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as collateral agent, and Wilmington Savings Fund Society, FSB, as trustee, registrar and paying agent.

“Exit Term Facilities”: the “A/R Agreement” as defined in the New Plan of Reorganization.

“Extended Revolving Credit Commitment”: as defined in Section 2.22(a)(i).

“Extension”: as defined in Section 2.22(a).

“Extension Amendment”: as defined in Section 2.22(c).

“Extension Offer”: as defined in Section 2.22(a).

“Facility”: as defined in the definition of “Revolving Credit Facility.”

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements, treaty or convention among Governmental Authorities (and related Laws, regulations, or other published administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding business day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website”: the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter”: the Fee Letter, dated as of April 29, 2022, among the Borrower, the Company and the Agent.

“Final Order”: an order of any United States Bankruptcy Court with jurisdiction over any subsequent bankruptcy filing for some or all of the New Debtors approving the Revolving Credit Facility on a final basis, which order shall be in form and substance reasonably acceptable to the Agent and the Required Lenders in their reasonable discretion.

“Financial Covenant”: the covenant set forth in Section 6.1.

“First Lien Credit Agreement”: that certain Credit Agreement, dated as of June 16, 2022, by and among the Company, as parent, Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as borrowers, the lenders from time to time party thereto, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, and Deutsche Bank AG New York Branch, as collateral agent, as in effect on the Amendment No. 1 Effective Date.

“First Priority Priming Liens”: any Liens applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created in favor of the Agent for the benefit of the Secured Parties pursuant to the relevant Security Document.

“Fiscal Month”: any fiscal month of any Fiscal Year, in accordance with the fiscal accounting calendar of the Company.

“Fiscal Quarter”: any fiscal quarter of any Fiscal Year, in accordance with the fiscal accounting calendar of the Company.

“Fiscal Year”: any fiscal year of the Borrower, in accordance with the fiscal accounting calendar of the Company.

“Fitch”: Fitch Ratings Inc., or any successor entity thereto.

“Floor”: 0.00%.

“Foreign Lender”: any Lender that is not a US Person.

“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP”: generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.4.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials”: all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law based on their dangerous or deleterious properties.

“Hedging Agreement”: any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company, the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Historical Average Utilization”: for the purposes of the definition of “Commitment Fee Rate”, in the case of each Adjustment Date, an amount equal to (x) the sum of each day’s utilization of the Total Revolving Credit Commitments, as determined by the amount of the Total Revolving Credit Exposure at such time, during the most recently ended Fiscal Quarter divided by (y) the number of days in such Fiscal Quarter, expressed as a percentage of the Total Revolving Credit Commitments.

“Historical Excess Availability”: for the purposes of the definition of “Applicable Margin”, in the case of each Adjustment Date, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended Fiscal Quarter divided by (y) the number of days in such Fiscal Quarter.

“IFRS”: as defined in Section 1.4.

“Incremental Amendment”: as specified in Section 2.24(e).

“Incremental Amount”: the greater of (i) $100.0 million and (ii) the excess of the Borrowing Base then in effect at the time over the aggregate amount of Revolving Credit Commitments then in effect at the time of the effectiveness of such Incremental Amendment.

“Incremental Facility”: as specified in Section 2.24(a).

“Incremental Loans”: as specified in Section 2.24(a).

“Incremental Revolving Facilities”: as specified in Section 2.24(a).

“Indebtedness”: as to any Person at a particular time, without duplication, all of the following:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed and any cash collateralization) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)            net obligations of such Person under any Swap Obligation;

(d)            all obligations of such Person to pay the deferred purchase price of property or services;

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)             all Attributable Indebtedness;

(g)            all obligations of such Person in respect of Disqualified Capital Stock if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h)            to the extent not otherwise included above, all Guarantee Obligations of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall exclude (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business and (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. The amount of any net obligation under any Swap Obligation on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise defined in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Independent Manager” as defined in Section 5.15(c).

“Independent Parties”: as defined in Section 5.15(c).

“Information”: as defined in Section 9.12(a).

“Initial Borrowing Date”: the date of the initial Credit Extension under this Agreement.

“Intercompany Loan”: as defined in the Sale Agreement.

“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.6, which, when in writing, shall be substantially in the form of Exhibit D (or such other form as the Agent may approve).

“Interest Payment Date”:

(a)            with respect to any Base Rate Loan, the last Business Day of each March, June, September and December,

(b)            with respect to any Term Benchmark Loan, the first Business Day following the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and

(c)            with respect to any Daily Simple SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the date of the Borrowing of which such Loan is a part.

“Interest Period”: with respect to any Term Benchmark Loan, the period beginning on the date of such Borrowing specified in the applicable Borrowing Request or on the date specified in the applicable Interest Election Request and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or such other period as all of the relevant Lenders may agree), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interim Order”: an order of any United States Bankruptcy Court with jurisdiction over any subsequent bankruptcy filing for some or all of the New Debtors approving the Revolving Credit Facility on an interim basis, which order shall be in form and substance reasonably acceptable to the Agent and the Required Lenders in their reasonable discretion.

“Interim Period”: the period (a) commencing on the date on which the Interim Order is entered by the Bankruptcy Court, and (b) ending on the earlier of (i) the Maturity Date and (ii) the Exit ABL Facility Effective Date, if any.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower. For the avoidance of doubt, a Person shall be deemed to have an Investment Grade Rating to the extent it maintains a rating in accordance with the preceding sentence from one or more nationally recognized statistical rating agency.

“Investments”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions, including by way of merger) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“Irish Examinership Proceedings”: examinership proceedings commenced by the directors of Mallinckrodt plc or any of its subsidiaries pursuant to Part 10 of the Companies Act of Ireland 2014 .

“IRS”: United States Internal Revenue Service.

“L/C Advance”: as to any Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Lender Percentage.

“L/C Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension substantially in the form of Exhibit J (or such other form as the Agent and the applicable L/C Issuer may approve).

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as a Borrowing.

“L/C Commitment”: as to any L/C Issuer, its commitment to issue Letters of Credit, and to amend, renew or extend Letters of Credit previously issued by it, pursuant to Section 2.4, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto as of the Closing Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.1 under the heading “L/C Commitments” and (b) in the case of any Revolving Lender that becomes an L/C Issuer hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become an L/C Issuer, in each case as the maximum outstanding face amount of Letters of Credit to be issued by such L/C Issuer, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Lender, the Borrower and the Agent. The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the L/C Sublimit at all times.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Documents”: as to any Letter of Credit, each L/C Application and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower or in favor of such L/C Issuer and relating to such Letter of Credit.

“L/C Expiration Date”: the day that is five (5) Business Days prior to the scheduled Maturity Date of the Revolving Facility then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Fee”: as defined in Section 2.10(c).

“L/C Issuer”: (a) Deutsche Bank AG New York Branch and (b) each other Revolving Lender as the Borrower may from time to time select as an L/C Issuer hereunder (provided that such Lender shall be reasonably acceptable to the Agent and has agreed to be an L/C Issuer hereunder in a writing satisfactory to the Agent, executed by such Lender, the Borrower and the Agent), each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations”: as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Sublimit”: an amount equal to the lesser of (a) $30,000,000 and (b) the Total Revolving Credit Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Latest Maturity Date”: as of any date of determination, the latest Maturity Date applicable to any Loan or Revolving Credit Commitment hereunder as of such date, including the latest maturity date of any Extended Revolving Credit Commitments, as extended in accordance with this Agreement from time to time.

“Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender Default”: (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans (unless such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding expressly set forth in Section IV (specifically identified and including the particular default, if any) has not been satisfied), which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Agent, any L/C Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within one (1) Business Day of the date when due, unless the subject of a good faith dispute; (iii) the notification by a Lender to the Borrower, the Agent or any L/C Issuer that such Lender does not intend or expect to comply with any of its funding obligations hereunder or a public statement by a Lender to that effect with respect to such Lender’s funding obligations hereunder (unless such notification or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding expressly set forth in Section IV (specifically identified and including the particular default, if any) has not been satisfied); (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Agent that such Lender will comply with such Lender’s obligations hereunder (provided that such Lender shall cease being subject to a Lender Default pursuant to this clause (iv) upon receipt of such certifications); (v) the admission in writing by a Distressed Person that it is insolvent; or (vi) such Distressed Person becoming subject to a Lender-Related Distress Event.

“Lender Fee Letter”: the Lender Fee Letter, dated as of August 23, 2023, among the Borrower, the Company and the Agent.

“Lender Parties”: as defined in Section 9.16.

“Lender-Related Distress Event”: with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or such Distressed Person becomes the subject of a Bail-In Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Capital Stock in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership or acquisition does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Lenders”: the Revolving Lenders and, as the context may require, includes the L/C Issuers.

“Letter of Credit”: any standby letter of credit issued hereunder.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include any license or other contractual obligation relating to any intellectual property rights.

“Line Cap”: (a) prior to commencement of the Interim Period, the least of (i) 100% (or, during an Agent Advance Period, 105%) of the Borrowing Base at such time, (ii) $100,000,000 and (iii) the Total Revolving Credit Commitments in effect at such time; (b) during the Interim Period, the lesser of (i) 100% (or, during an Agent Advance Period, 105%) of the Borrowing Base at such time and (ii) the Total Revolving Credit Commitments in effect at such time minus the Availability Block; and (c) from and after the Exit ABL Facility Effective Date, if any, the lesser of (i) 100% (or, during an Agent Advance Period, 105%) of the Borrowing Base at such time and (ii) the Total Revolving Credit Commitments in effect at such time.

“Liquidity”: at any time, the sum of Unrestricted Cash plus Excess Availability.

“Loan”: any Revolving Credit Loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, any Notes, any Permitted Amendment, the Sale Agreement, the L/C Documents, Amendment No. 1, the Performance Guaranty, the Originator Performance Guaranty, the Lender Fee Letter and any other document executed and delivered in conjunction with this Agreement or the Sale Agreement from time to time and designated as a “Loan Document.”

“Mandatory Borrowing”: as defined in Section 2.1(d).

“Margin Stock”: shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect”: any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Borrower, (ii) the ability of the Borrower to perform its payment obligations under any Loan Document to which the Borrower is a party; or (iii) the material rights and remedies of the Agent and the Lenders under the Loan Documents, including the legality, validity, binding effect or enforceability of the Loan Documents; provided that, in no event will a Permitted Bankruptcy be considered a Material Adverse Effect.

“Material Debt”: any Indebtedness (other than Indebtedness constituting Obligations) of the Borrower or the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding (x) $1 million in the case of the Borrower and (y) $75 million in the case of the Company and its Restricted Subsidiaries.

“Maturity Date”: (I) prior to the occurrence of the Exit ABL Facility Effective Date, if any, the earliest of (w) the date that is thirty (30) days after the Amendment No. 1 Effective Date if the Petition Date has not yet occurred, (x) the date that is three (3) Business Days after the commencement of the New Debtors’ chapter 11 bankruptcy cases (the “Petition Date”) if the Interim Order has not been entered by the Bankruptcy Court on or prior to such date, (y) the date that is fifty (50) days after the Petition Date if the Final Order has not been entered by the Bankruptcy Court on or prior to such date and (z) December 31, 2023; provided that, if the Irish Examinership Proceedings have not been completed on or prior to the date that is ten (10) Business Days prior to the date described in this clause (I)(z) then, upon delivery by the Borrower of an Officer’s Certificate at least five (5) Business Days prior to the date described in this clause (I)(z) requesting that the Maturity Date be extended and subject to payment of any and all fees and expenses payable pursuant to the Loan Documents, the date in this clause (I)(z) shall be extended to March 31, 2024; and (II) from and after the occurrence of the Exit ABL Facility Effective Date, if any, the earlier of (x) December 16, 2027, and (y) the date that is 91 days prior to the maturity date of any Material Debt of the Borrower or the Company or any of its Restricted Subsidiaries and, with respect to any Extended Revolving Credit Commitments created pursuant to Section 2.22, the date specified in the applicable Extension Amendment.

“Maximum Rate”: as defined in Section 9.17.

“Medicaid”: the health care program jointly financed and administered by the federal and state governments under Title XIX of the Social Security Act.

“Medicare”: the health care program under Title XVIII of the Social Security Act.

“Milestone Payments”: payments under intellectual property licensing agreements based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Minimum Collateral Amount”: at any time, (a) as to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Agent and the L/C Issuers in their sole discretion.

“Moody’s”: Moody’s Investor Services, Inc.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Income”: with respect to any person, the net income (loss) of such person, determined in accordance with Applicable Accounting Principles and before any reduction in respect of preferred stock dividends.

“New Confirmation Order”: an order of any United States Bankruptcy Court with jurisdiction over any subsequent bankruptcy filing for some or all of the New Debtors approving the New Plan of Reorganization; provided, however, that for any provisions of such order that impact the rights of the Agent and/or the Lenders, any proposed exit or similar financing to be provided by the Lenders, or the treatment of any claims of the Agent and/or the Lenders, such provisions must be in form and substance reasonably acceptable to the Agent and the Required Lenders in their reasonable discretion as to those provisions that relate to or otherwise impact the Loan Documents.

“New Debtors”: The Company and those of its affiliates that seek bankruptcy protection in a court of competent jurisdiction under the Bankruptcy Code.

“New Plan of Reorganization”: a plan of reorganization proposed by the New Debtors, which plan shall be consistent with the Restructuring Support Agreement and in form and substance reasonably acceptable to the Agent, the Required Lenders and the New Debtors; provided, however, that for any provisions of such plan that impact the rights of the Agent and/or the Lenders, any proposed exit or similar financing to be provided by the Lenders, or the treatment of any claims of the Agent and/or the Lenders, such provisions must be in form and substance reasonably acceptable to the Agent and the Required Lenders in their reasonable discretion as to those provisions that relate to or otherwise impact the Loan Documents.

“Non-Consenting Lender”: as defined Section 2.18(c).

“Non-Defaulting Lender”: a Lender that is not a Defaulting Lender.

“Non-Financed Capital Expenditures”: Capital Expenditures that (a) are not financed with the proceeds of any Indebtedness, the proceeds of any sale or issuance of equity interests of, or equity contributions to, the Company or the Borrower, the proceeds of any Disposition (including any substantially contemporaneous trade-in of assets) and (b) are not reimbursed by a third person (excluding the Company or any of its Restricted Subsidiaries).

“Nonrenewal Notice Date”: as defined in Section 2.4(b)(iii).

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit E.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Letters of Credit and all other obligations and liabilities of the Borrower to the Agent or to any Lender, L/C Issuer or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Agent or to any Lender that are required to be paid by the Borrower pursuant hereto and all fees, costs or expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition fees, costs or expenses are allowed or allowable in such proceedings) and any Cash Management Obligations; provided, that (i) obligations of the Borrower under any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed (except as otherwise contemplated by Section 6.4 of the Security Agreement) and (ii) any release of Collateral effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of any Cash Management Obligations.

“Obligor”: as defined in the Sale Agreement.

“OFAC”: as defined in the definition of “Sanctioned Person.”

“Organization Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Originator” or “Originators”: as defined in the recitals hereto.

“Originator Performance Guaranty”: that certain Originator Performance Guaranty, dated as of the Amendment No. 1 Effective Date, by each of the Originators in favor of the Agent.

“Other Connection Taxes”: with respect to the Agent or any Lender, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Outstanding Amount”: with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“Payment”: as defined in Section 8.10(a).

“Payment Notice”: as defined in Section 8.10(b).

“Payment Recipient”: as defined in Section 8.10(a).

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Plan”: any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performance Guaranty”: that certain Performance Guaranty, dated as of the Amendment No. 1 Effective Date, by the Servicer in favor of the Agent.

“Periodic Term SOFR Determination Day”: as defined in the definition of “Term SOFR.”

“Permitted Amendment”: any Extension Amendment.

"Permitted Bankruptcy”: as defined in Section 7.1(f).

“Permitted Discretion”: reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices of the Agent for comparable asset-based lending transactions.

“Permitted Liens”: the collective reference to Liens permitted by Section 6.3.

“Permitted Payment”: as defined in Section 6.6(a).

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date”: as defined in the definition of “Maturity Date.”

“Plan”: any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, that is subject to ERISA and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization”: as defined in the recitals hereto.

“Platform”: Debt Domain, Intralinks, SyndTrak, DebtX or a substantially similar electronic transmission system.

“Pledge Agreement”: the Pledge Agreement, dated as of the date hereof, among the Servicer and the Agent and acknowledged by the Borrower.

“Pool Assets”: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Designated Deposit Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Designated Deposit Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Sale Agreement, (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing and (vii) all of the Borrower’s other property.

“Pool Receivables”: as defined in the Sale Agreement.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent).

“Pro Forma Availability”: as of any date of determination, the sum of (A) Availability as of such date of determination, plus (B) 85% of Eligible Accounts purchased by the Borrower pursuant to the Sale Agreement from (but excluding) the applicable date of determination set forth in the Borrowing Base Certificate most recently delivered to the Agent in accordance with Section 5.1(c) through (and including) such date of determination, less (C) cash collections in respect of Eligible Accounts included in clauses (A) and (B) above on or prior to such date of determination (in each case of (A), (B) and (C), as determined in good faith by the Borrower based on internally generated information available to the Borrower or its Affiliates in a manner consistent with past practice).

“Pro Rata Share”: with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment and the denominator of which is the amount of the Total Revolving Credit Commitments under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facility, if such Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Support”: as defined in Section 9.19.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Cash Management Obligations, any counterparty thereto that, at the time such Cash Management Obligations were entered into or, in the case of Cash Management Obligations existing on the Closing Date, on the Closing Date, was the Agent, a Lender or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be the Agent, a Lender or an Affiliate of any of the foregoing.

“Quarterly Pricing Certificate”: as defined in the definition of “Applicable Margin.”

“Ratings Condition”: the Company shall have public corporate family ratings (or the equivalent) equal to or higher than (i) B3 (stable) (or the equivalent) or (ii) B- (stable) (or the equivalent), by two of S&P, Fitch, Moody’s, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“Real Property”: collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures thereto.

“Register”: as defined in Section 9.4(b)(iv).

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Related Rights”: as defined in the Sale Agreement.

“Related Security”: as defined in the Sale Agreement.

“Release”: any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment to the Environment.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Required Lenders”: at any time, the holders of more than 50.0% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure (with the aggregate amount of each Revolving Lender’s participations (including funded participations) in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition. In the event that there are less than three (3) unaffiliated Lenders party to the Loan Documents, the Required Lenders shall be all Lenders.

“Reserves”: reserves, if any, established against the Borrowing Base as the Agent from time to time hereunder determines is necessary in its Permitted Discretion, including (but without duplication), (i) potential dilution related to Accounts; provided, no Reserves shall be imposed on the first (x) in the case of Accounts with an Investment Grade Rating, 2.5% and (y) in the case of all other Accounts, 5%, in each case, of dilution of Accounts and thereafter no dilution Reserve shall exceed 1% for each incremental whole percentage in dilution over 2.5% or 5%, as applicable, (ii) sums that the Borrower are or will be required to pay (such as taxes, assessments and insurance premiums) and have not yet paid, (iii) amounts owing by the Borrower to any Person to the extent secured by a Lien on, or trust over, any Collateral, (iv) the full amount of any liabilities or amounts which rank or are capable of ranking in priority to the Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of such Liens including, (a) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer) and (b) amounts subject to First Priority Priming Liens, (v) royalties or past due amounts for Medicare or Medicaid rebates owed by the Borrower and (vi) such other events, conditions or contingencies as to which the Agent, in its Permitted Discretion, determines reserves should be established (without duplication of any reserves established pursuant to foregoing clauses (i) through (v)) from time to time hereunder.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer, controller or other similar officer of any Person or any other Responsible Officer or employee of such Person designated in or pursuant to an agreement between such Person and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Cash”: Cash and Cash Equivalents held by the Borrower that are contractually restricted from being distributed to the Company, other than pursuant to any Loan Document.

“Restricted Payments”: any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary”: any Subsidiary of the Company or the Borrower, as applicable.

“Restructuring Support Agreement”: that certain Restructuring Support Agreement, dated as of August 23, 2023, by and among the New Debtors, the Supporting First Lien Creditors (as definted therein), the Supporting Second Lien Creditors (as defined therein), and the Opioid Master Disbursement Trust II, and any exhibits, schedules, attachments, or appendices thereto.

“Revolving Credit Borrowing”: a Borrowing comprised of Revolving Credit Loans.

“Revolving Credit Commitments”: as to any Lender, the obligation of such Lender, if any, to (a) make Revolving Credit Loans pursuant to Section 2.1(a) and (b) purchase participations in L/C Obligations, in each case, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.1 or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The Total Revolving Credit Commitments on the Closing Date are $200 million.

“Revolving Credit Exposure”: as of any date of determination, shall be the sum of such Lender’s Revolving Credit Loans and such Lender’s participation in L/C Obligations as of such date.

“Revolving Credit Facility” or “Facility”: each of (i) the Revolving Credit Commitments and the extensions of credit made thereunder and (ii) the Extended Revolving Credit Commitment.

“Revolving Credit Loan”: a Loan made by a Lender pursuant to Section 2.1(a) and any Loan made pursuant to an Extended Revolving Credit Commitment. Each Revolving Credit Loan shall be a Term Benchmark Loan or a Base Rate Loan.

“Revolving Lender”: at any time, any Person that holds (a) a Revolving Credit Commitment (including any Extended Revolving Credit Commitment) or a participation in a Letter of Credit or (b) a Revolving Credit Loan and any other Person that shall have become a party hereto as a Revolving Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a Revolving Lender pursuant to an Assignment and Assumption. The Revolving Lenders on the Closing Date shall be set forth on Schedule 2.1.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor by merger or consolidation to its business.

“Sale Agreement”: that certain Sale Agreement dated as of June 16, 2022 (as amended by Amendment No. 1 to Sale Agreement, dated as of the Amendment No. 1 Effective Date), among (i) the Borrower, (ii) the Servicer, and (iii) each of INO Therapeutics LLC, a Delaware limited liability company, Therakos, Inc., a Florida corporation, Mallinckrodt ARD LLC, a California limited liability company, SpecGx LLC, a Delaware limited liability company, and Mallinckrodt APAP LLC, a Delaware limited liability company, and as further amended from time to time.

“Sanctioned Country”: at any time, a country, region or territory which is itself, or whose government is, the target of any Sanctions.

“Sanctioned Person”: at any time, any person that is, or is directly or indirectly owned or controlled by one or more persons that are (a) listed on any Sanctions-related list of designated persons maintained by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, or (b) operating, located, organized, or resident in a Sanctioned Country.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Secured Parties”: as defined in the Security Agreement.

“Securities Act”: the Securities Act of 1933.

“Security Agreement”: that certain ABL Collateral Agreement, dated as of the date hereof, among the Borrower and the Agent, substantially in the form of Exhibit A.

“Security Documents”: the collective reference to (a) the Security Agreement, (b) any Cash Management Control Agreements, (c) the Pledge Agreement and (d) all other security documents entered into pursuant to this Agreement or any other Loan Document governed by the laws of the United States or any state or other political sub-division thereof hereafter delivered to the Agent granting (or purporting to grant) a Lien on any Property of the Borrower or the Servicer to secure any Obligations.

“Servicer”: as defined in the recitals hereto.

“SOFR”: with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan”: a Loan that bears interest at a rate based on Daily Simple SOFR and Term SOFR, other than, in each case, pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR.”

“Solvent” and “Solvency”: with respect to a Person on the Closing Date, after giving effect to the transactions hereunder and under the Sale Agreement and the incurrence of the indebtedness and obligations being incurred in connection therewith, that on such date (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iii) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Excess Availability”: at any time, the sum of (i) Excess Availability at such time, plus (ii) Suppressed Availability at such time.

“Subsidiary”: of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, any charitable organizations, and any other Person that meets the requirements of Section 501(c)(3) of the Code) of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Supermajority Required Lenders”: at any time, the holders of more than 66.67% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition. In the event that there are less than three (3) unaffiliated Lenders party to the Loan Documents, the Supermajority Required Lenders shall be all Lenders.

“Supported QFC”: as defined in Section 9.19.

“Suppressed Availability”: an amount, if positive, by which the Borrowing Base exceeds the Total Revolving Credit Commitments; provided that Suppressed Availability shall not exceed 5.0% of the Total Revolving Credit Commitments.

“Swap Obligation”: with respect to the Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Obligations, (a) for any date on or after the date such Swap Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Obligations (which may include a Lender or any Affiliate of a Lender).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority having the authority to tax, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to Term SOFR.

“Term SOFR”:

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator”: the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Loan”: a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate”: the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.

“Test Period”: on any date of determination, the period of four consecutive Fiscal Quarters (or, during a Dominion Period, twelve consecutive Fiscal Months) of the Company then most recently ended for which financial statements have been delivered, taken as one accounting period.

“Total Revolving Credit Commitments”: as of any date of determination, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”: as of any date of determination, the aggregate amount of the Revolving Credit Exposure of all Lenders outstanding as of such date.

“Trading with the Enemy Act”: the Trading with the Enemy Act of the United States, codified at 12 U.S.C. §§ 95a–95b and 50 U.S.C. App. §§ 1–44.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to any Term Benchmark or Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another United States jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “US”: the United States of America.

“Unreimbursed Amount”: as defined in Section 2.4(c)(i).

“Unrestricted Cash”: Cash and Cash Equivalents that do not constitute Restricted Cash.

“U.S. Dollars” and “$”: lawful currency of the United States.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 9.19.

“US Tax Compliance Certificate”: as defined in Section 2.16(f)(ii)(B)(3).

“Wholly Owned Subsidiary”: of any person shall mean a subsidiary of such person, all of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Company that is a Wholly Owned Subsidiary of the Company.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2     Other Definitional Provisions

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i)            the words “hereof,” “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of thereof;

(ii)           Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii)          the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)          the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v)           the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi)          unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii)         unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); provided that any definition derived by reference to the Exit Financing Notes Indenture with respect to any component definition used in calculating the Financial Covenant shall be deemed to be a reference to the Exit Financing Notes Indenture as in effect on the date hereof (or as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time if approved by the Required Lenders hereunder); and

(viii)        capitalized terms not otherwise defined herein and that are defined in the UCC, shall have the meanings therein described.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable).

(f)           The expression “refinancing” and any other similar terms or phrases when used herein shall include any exchange, refunding, renewal, replacement, defeasance, discharge or extension.

(g)           Unless otherwise specified, all times specified in this Agreement or any other Loan Document shall be New York City time.

Section 1.3     Classification of Loans and Borrowings

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term Benchmark Loan”).

Section 1.4     Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. At any time after the Closing Date, the Company may elect (by written notice to the Agent) to change its financial reporting (both hereunder and for its audited financial statements generally) from GAAP to International Financial Reporting Standards (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and/or adopted by the European Union (“IFRS”)), as in effect from time to time, in which case all references herein to GAAP (except for historical financial statements theretofore prepared in accordance with GAAP) shall instead be deemed references to the IFRS and the related accounting standards as shown in the first set of audited financial statements prepared in accordance therewith and delivered pursuant to this Agreement; provided that, if the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring as a result of the adoption of IFRS or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Agent or the Required Lenders request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as otherwise required above (and without regard to this sentence) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.5     Rounding

Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6     Certifications

All certifications to be made hereunder by an officer or representative of the Borrower shall be made by such person in his or her capacity solely as an officer or a representative of the Borrower, on the Borrower’s behalf and not in such Person’s individual capacity.

Section 1.7     Letter of Credit Amounts

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section II AMOUNT AND TERMS OF COMMITMENTS

Section 2.1     Revolving Credit Commitments

(a)           Subject to the terms and conditions set forth herein, including Section 2.1(b) and Section 2.1(c) below, each Lender severally agrees to make revolving credit loans (each, a “Revolving Credit Loan”) to the Borrower from time to time during the Availability Period in U.S. Dollars in an aggregate principal amount at any one time outstanding that will not result in (i) the sum of such Lender’s Revolving Credit Exposure, plus such Lender’s Applicable Lender Percentage of the Outstanding Amount of all L/C Obligations exceeding such Lender’s Revolving Credit Commitment or (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Credit Commitments less, solely during the Interim Period, the Availability Block. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay, prepay and reborrow Revolving Credit Loans during the Availability Period.

(b)           Notwithstanding anything herein to the contrary, subject to Section 2.1(c), Revolving Credit Loans shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Total Revolving Credit Exposure to exceed the Line Cap at such time.

(c)           In the event that (i) the Borrower is unable to comply with the limitation set forth in Section 2.1(b)(B) or (ii) the Borrower is unable to satisfy the conditions precedent to the making of Revolving Credit Loans set forth in Section 4.2, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Agent, for the account of the applicable Lenders, to make Revolving Credit Loans to the Borrower, in either case solely in the event that the Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations or (C) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, expenses and fees, which Revolving Credit Loans may only be made as Base Rate Loans (each, an “Agent Advance”) for a period commencing on the date the Agent first receives a Borrowing Request requesting an Agent Advance or otherwise makes an Agent Advance until the earlier of (x) the date the Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans, or obtain an amendment or waiver with respect thereto, (y) the date that is thirty (30) days after the funding of the initial Agent Advances and (z) the date the Required Lenders instruct the Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided that the Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrower at such time, would exceed 5.0% of the Borrowing Base at such time or (II) when added to the Total Revolving Credit Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Credit Commitments at such time less, solely during the Interim Period, the Availability Block. Agent Advances may be made by the Agent in its sole discretion and the Borrower shall have no right whatsoever to require that any Agent Advances be made.

(d)            On any Business Day (but in any event no less frequently than once per week), the Agent may, in its sole discretion give notice to the Lenders that the Agent’s outstanding Agent Advances shall be funded with one or more Borrowings of Revolving Credit Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 7.1(f) or upon the exercise of any of the remedies provided in the last paragraph of Section 7.1), in which case one or more Borrowings of Revolving Credit Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all applicable Lenders pro rata based on each such Lender’s Applicable Lender Percentage (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section 7.1) and the proceeds thereof shall be applied directly by the Agent to repay the Agent for such outstanding Agent Advances. Each Lender hereby irrevocably agrees to make Revolving Credit Loans upon one (1) Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Agent notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum Borrowing amounts otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, (v) the amount of the Borrowing Base at such time and (vi) whether such Lender’s Revolving Credit Commitment has been terminated at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, as a result of the commencement of a proceeding under any Debtor Relief Law with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Agent such participations in the outstanding Agent Advances as shall be necessary to cause the applicable Lenders to share in such Agent Advances ratably based upon their respective Revolving Credit Commitments (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section 7.1); provided that (x) all interest payable on the Agent Advances shall be for the account of the Agent until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after the time any purchase of participations is actually made and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Agent interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Effective Rate for the first three (3) days and at the interest rate otherwise applicable to Revolving Credit Loans maintained as Base Rate Loans hereunder for each day thereafter.

Section 2.2     Loans and Borrowings

(a)           Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder. Any Agent Advance shall be made in accordance with the procedures set forth in Section 2.1. For the avoidance of doubt, all Borrowings shall be made on a pro rata basis as among all then-outstanding tranches of Revolving Credit Commitments, expect that within the time periods proscribed by Section 2.3, the Borrower may request Borrowings of Revolving Credit Loans solely from Lenders having later-maturing Revolving Credit Commitments under extended tranches (on a pro forma basis) in order to pay interest and principal on outstanding Revolving Credit Loans under an earlier-maturing tranche on the applicable Maturity Date there.

(b)           Subject to Section 2.19, each Borrowing shall be comprised entirely of Base Rate Loans or Term Benchmark Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Each Term Benchmark Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $100,000. Each Base Rate Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $100,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments. Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not, at any time, be more than a total of ten (10) Term Benchmark Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

Section 2.3     Requests for Revolving Credit Borrowing

Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Agent not later than 11:00 a.m. (New York City time) (i) in the case of a Term Benchmark Borrowing, three Business Days prior to the date of the requested Borrowing or (ii) in the case of a Base Rate Borrowing, one Business Day prior to the date of the requested Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be a Base Rate Borrowing or Term Benchmark Borrowing;

(iv)            in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)           the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5;

(vi)          the Borrowing Base at such time; and

(vii)         in the case of a Base Rate Borrowing, whether the Revolving Credit Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Agent shall be under no obligation to make such Agent Advance).

If no election as to the Type of a Borrowing is specified, then the requested Revolving Credit Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Agent shall advise each applicable Lender under the relevant Facility of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. The Agent may act without liability upon the basis of communications submitted Electronically of such Borrowing or prepayment, as the case may be, believed by the Agent in good faith to be from a Responsible Officer of the Borrower.

Section 2.4     Letters of Credit

(a)            L/C Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.4, (1) from time to time on any Business Day during the Availability Period, to issue Letters of Credit for the account of the Borrower any Affiliate of the Borrower that is a Wholly Owned Subsidiary of the Company (provided that the Borrower hereby irrevocably agrees to be bound to reimburse the applicable L/C Issuer for amounts drawn on any Letter of Credit issued for the account of any such Affiliate) and to amend, renew or extend Letters of Credit previously issued by it, in accordance with paragraph (b) of this Section 2.4, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension, and no Revolving Lender shall be obligated to participate in any Letter of Credit, if, as of the date of such L/C Credit Extension, (w) the Total Revolving Credit Exposure would exceed the Total Revolving Credit Commitments less, solely during the Interim Period, the Availability Block, (x) the sum of the aggregate Revolving Credit Exposure of any Revolving Lender, plus such Lender’s Applicable Lender Percentage of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit or (z) the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer would exceed its L/C Commitment. Letters of Credit shall constitute utilization of the Revolving Credit Commitments.

(ii)            No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)            the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)            except as otherwise agreed by the Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(D)            such Letter of Credit is to be denominated in a currency other than U.S. Dollars;

(E)             such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(F)             any Revolving Lender is at such time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including reallocation of such Lender’s Applicable Lender Percentage of the outstanding L/C Obligations pursuant to Section 2.23(a)(iv) or the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)           No L/C Issuer shall be under any obligation to amend or extend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(iv)          Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twelve months after the date of issuance of such Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then curent expiration date of such Letter of Credit) and (B) the L/C Expiration Date.

(v)           Notwithstanding the foregoing, no L/C Issuer shall be under any obligation to issue any Letter of Credit unless (i) no Event of Default has occurred and is continuing and (ii) Pro Forma Availability is greater than $35.0 million (it being understood that the making of a Letter of Credit shall constitute a representation and warranty by the Borrower as of the date of such Letter of Credit that the conditions set forth in this Section 2.4(a)(v) were satisfied as of the date of such Letter of Credit).

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Agent) in the form of an L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the applicable L/C Issuer and the Agent not later than 1:00 p.m. (New York City time) at least five Business Days (or such shorter period as such L/C Issuer and the Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as such L/C Issuer or the Agent may reasonably require.

(ii)            Promptly after receipt of any L/C Application, the applicable L/C Issuer will confirm with the Agent that the Agent has received a copy of such L/C Application from the Borrower and, if not, such L/C Issuer will provide the Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a participation in such Letter of Credit in an amount equal to such Lender’s Applicable Lender Percentage of the amount of such Letter of Credit.

(iii)            If the Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that such L/C Issuer shall not (x) permit any such renewal if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.4(a) or otherwise) or (B) it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) on or before the day that is seven (7) Business Days before the Nonrenewal Notice Date from the Agent that the Required Lenders have elected not to permit such renewal or (y) be obligated to permit such renewal if it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.2 is not then satisfied, and in each such case directing such L/C Issuer not to permit such renewal.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursement; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Agent thereof, and such L/C Issuer shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such L/C Issuer notifies the Borrower of any payment by such L/C Issuer under a Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Borrower shall reimburse such L/C Issuer through the Agent in an amount equal to the amount of such drawing; provided that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York City time) on such payment date, then the Borrower shall reimburse such L/C Issuer through the Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next succeeding Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit. If the Borrower fails to so reimburse such L/C Issuer by such time, the Agent shall promptly notify each Revolving Lender of such payment date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Lender’s Applicable Lender Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on such payment date in an amount equal to such Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the aggregate unused Revolving Credit Commitments and the conditions set forth in Section 4.2 (other than delivery of a Borrowing Request). Any notice given by an L/C Issuer or the Agent pursuant to this clause (i) may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Revolving Lender (including each Revolving Lender acting as an L/C Issuer) shall upon any notice pursuant to paragraph (c)(i) of this Section 2.4 make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at to the account of the Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to its Applicable Lender Percentage of the relevant Unreimbursed Amount not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of paragraph (c)(iii) of this Section 2.4, each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the applicable L/C Issuer in accordance with the instructions provided to the Agent by such L/C Issuer (which instructions may include standing payment instructions, which may be updated from time to time by such L/C Issuer, provided that, unless the Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Agent).

(iii)            With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Loans under the Revolving Credit Facility. In such event, each Revolving Lender’s payment to the Agent for the account of the applicable L/C Issuer pursuant to paragraph (c)(i) of this Section 2.4 shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.4.

(iv)           Until each Revolving Lender funds its Revolving Credit Loan or L/C Advance to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Lender Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)            Each Revolving Lender’s obligations to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this paragraph (c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Credit Loans pursuant to this paragraph (c) is subject to the conditions set forth in Section 4.2. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under such Letter of Credit, together with interest as provided herein.

(vi)           If any Revolving Lender fails to make available to the Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in paragraph (c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)             If, at any time after an L/C Issuer has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving Lender its L/C Advance in respect of such payment in accordance with Section 2.4(c), if the Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Applicable Lender Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in like funds as received by the Agent.

(ii)            If any payment received by the Agent for the account of an L/C Issuer pursuant to Section 2.4(c)(i) is required to be returned under any of the circumstances described in Section 9.15 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Agent for the account of such L/C Issuer its Applicable Lender Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)             any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v)            any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)             Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Revolving Lenders; (ii) any action taken or omitted in the absence of gross negligence or wilful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such L/C Issuer shall be liable or responsible for any of the matters described in Section 2.4(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such L/C Issuer’s gross negligence or wilful misconduct or such L/C Issuer’s wilful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)            Applicability of ISP98. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(h)            Conflict with L/C Application. In the event of any conflict between the terms of this Agreement and the terms of any L/C Application, the terms hereof shall control.

(i)             Reporting. Not later than the third (3rd) Business Day following the last day of each week (or at such other intervals as the Agent and the applicable L/C Issuer shall agree), each L/C Issuer shall provide to the Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such L/C Issuer during such month.

(j)             Replacement of an L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Borrower, the Agent, the replaced L/C Issuer and the successor L/C Issuer. The Agent shall notify the Revolving Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.10(c). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

Any L/C Issuer may resign at any time by giving 30 days’ prior notice to the Agent, the Revolving Lenders and the Borrower. After the resignation of an L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

(k)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into an account or accounts established and maintained on the books and records of the Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(f). Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower in respect of the Revolving Credit Facility under this Agreement. In addition, and without limiting the foregoing or paragraph (d) of this Section 2.4, if any L/C Obligations remain outstanding after the expiration date specified in said paragraph (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date, plus any accrued and unpaid interest thereon.

The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Agent to reimburse each L/C Issuer for L/C Advances for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Revolving Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), after satisfaction in full of any and all Obligations in respect of any issued and outstanding Letters of Credit or Unreimbursed Amounts, be applied to satisfy other obligations of the Borrower in respect of the Revolving Credit Facility under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(l)             Letters of Credit Issued for account of Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, an Affiliate of the Borrower that is a Wholly Owned Subsidiary of the Company, the Borrower shall be obligated as a primary obligor to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Affiliate. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Affiliates of the Borrower that are Wholly Owned Subsidiaries of the Company inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Affiliates. To the extent that any Letter of Credit is issued for the account of any Affiliate of the Borrower that is a Wholly Owned Subsidiary of the Company, the Borrower agrees that (i) such Affiliate shall have no rights against the L/C Issuer, the Agent or any Lender, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Borrower shall have sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of the L/C Issuer, cause such Affiliate to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

Section 2.5        Funding of Borrowings

(a)            Except for Borrowings to be made as an Agent Advance, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders; provided, that same-day Base Rate Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated by the Borrower in the applicable Borrowing Request; provided that if on the date of such Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any L/C Borrowings, and second, to the Borrower as provided above.

(b)            Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.6        Interest Elections

(a)            Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided, that, if the Borrower fails to specify a Type of Loan in the Borrowing Request, then the Loans shall be made as Base Rate Loans and if the Borrower requests a Borrowing of Term Benchmark Loans, but fails to specify an Interest Period, it will be deemed to have requested an Interest Period of one month’s duration. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section 2.6, the Borrower shall notify the Agent of such election Electronically by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Credit Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request submitted Electronically shall be irrevocable.

(c)            Each Interest Election Request submitted Electronically shall specify the following information in compliance with Section 2.2:

(i)             the Borrower with respect to such Borrowing;

(ii)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) below shall be specified for each resulting Borrowing);

(iii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv)           whether the resulting Borrowing is to be a Base Rate Borrowing or a Term Benchmark Borrowing; and

(v)            if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein at the end of such Interest Period, such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (y) unless repaid, each Term Benchmark Borrowing, shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.7        Termination or Reduction or Reallocation of Commitments

(a)            Unless previously terminated, the Revolving Credit Commitments shall terminate on the applicable Maturity Date.

(b)            The Borrower may at any time and from time to time without premium or penalty terminate or reduce, the Revolving Credit Commitments under any Revolving Credit Facility or the L/C Sublimit; provided, that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million (or the remainder of such Revolving Credit Commitments); (ii) the Revolving Credit Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.9, the Total Revolving Credit Exposure would exceed the Line Cap at such time; (iii) the L/C Sublimit shall not be terminated or reduced if, after giving effect thereto, the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit and (iv) any termination or permanent reduction of any Revolving Credit Commitments pursuant to this Section 2.7 shall be applied as directed by the Borrower; provided, further, that, upon any such partial reduction of the L/C Sublimit, unless the Borrower, the Agent and the applicable L/C Issuers otherwise agree, the amount of the L/C Commitments of the L/C Issuers will be reduced proportionately by the amount of such reduction. For avoidance of doubt, upon termination of the Revolving Credit Commitments, the L/C Commitments shall automatically terminate.

(c)            The Borrower shall notify the Agent of any election to terminate or reduce the Revolving Credit Commitments under any Revolving Credit Facility or the L/C Sublimit pursuant to paragraph (b) of this Section 2.7 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.7 shall be irrevocable; provided, that a notice of termination of the Revolving Credit Commitments or the L/C Sublimit delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction and such notice may be extended or rescinded. Any termination or reduction of the Revolving Credit Commitments or the L/C Sublimit shall be permanent. Each reduction of the Revolving Credit Commitments under any Revolving Credit Facility (other than any such reduction resulting from the termination of the Revolving Credit Commitment of any Lender as provided in Section 2.18) shall be made ratably among the Lenders holding Revolving Credit Commitments under such Revolving Credit Facility.

Section 2.8        Repayment of Revolving Credit Loans; Evidence of Debt

(a)            The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Maturity Date.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.8 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts maintained by the Agent pursuant to paragraph (c) and the accounts of any Lender pursuant to paragraph (b) in respect of such matters, the accounts of the Agent shall control in the absence of manifest error.

(e)            Any Lender may request in writing through the Agent that the Loans made by it hereunder be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Note in such form payable to the payee named therein (or its registered assigns).

Section 2.9        Prepayment of Loans

(a)            The Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Section 2.15), subject to prior notice in accordance with paragraph (c) of this Section 2.9.

(b)            Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.9; provided that optional prepayments shall be applied (i) first, to accrued interest on the amount of Revolving Credit Loans prepaid, and (ii) second, to the outstanding principal amount of Revolving Credit Loans.

(c)            The Borrower shall notify the Agent Electronically of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment (or such later time and/or date as may be agreed by the Agent in its reasonable discretion) or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment (or such later time and/or date as may be agreed by the Agent in its reasonable discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction and any such notice may be extended or rescinded. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. Each repayment of a Borrowing shall be applied to the Loans included in the repaid Borrowing such that each Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon the respective Revolving Credit Exposures of the Lenders holding Loans included in such repaid Borrowing at the time of such repayment). Notwithstanding anything to the contrary in this Agreement, after any Extension, the Borrower may voluntarily prepay any Borrowing of non-extended Revolving Credit Loans (and terminate the related Revolving Credit Commitment) pursuant to which the related Extension Offer was made without any obligation to prepay the corresponding Revolving Credit Loans subject to such Extension Offer or may voluntarily prepay any Borrowing of any such Revolving Credit Loans (and terminate the related Extended Revolving Credit Commitment) pursuant to which the related Extension Offer was made without any obligation to voluntarily prepay the corresponding non-extended Revolving Credit Loan.

Section 2.10        Fees

(a)            Commitment Fees. The Borrower shall pay to the Agent for the account of each Lender (other than any Defaulting Lenders) in accordance with its Applicable Lender Percentage, a commitment fee for the period from the Closing Date to but excluding the Maturity Date (or such earlier date on which the Revolving Credit Commitments shall have expired or terminated) equal to the Commitment Fee Rate divided by three hundred and sixty (360) days and multiplied by the number of days in the Fiscal Quarter and then multiplied by the amount, if any, by which the Average Facility Balance with respect to the Revolving Credit Facility for such Fiscal Quarter (or portion thereof that the Revolving Credit Commitments are in effect) is less than the aggregate amount of the Revolving Credit Commitments; provided that if the Revolving Credit Commitments are terminated on a day other than the first day of a Fiscal Quarter, then any such fee payable for the Fiscal Quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period. Accrued Commitment Fees shall be payable in arrears on the first day of each January, April, July and October of each year and on the date on which the Revolving Credit Commitments terminate, commencing on September 30, 2022. All Commitment Fees shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            Agent Fees. The Borrower agrees to pay to the Agent for its own account, the Agent fees with respect to the Revolving Credit Facility described in the Fee Letter.

(c)            L/C Fees. The Borrower agrees to pay to the Agent for the account of each Revolving Lender a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”) which shall accrue at a rate per annum equal to the Applicable Margin on the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit), during the period from and including the Closing Date to but excluding the later of the Maturity Date of the Revolving Credit Facility and the date on which such Lender ceases to have any L/C Obligations; provided that any L/C Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Applicable Lender Percentage allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. Accrued L/C Fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Maturity Date of the Revolving Credit Facility; provided that any such fees accruing after such Maturity Date shall be payable on demand. Notwithstanding anything herein to the contrary, while any Event of Default exists, all L/C Fees shall accrue at the applicable Default Rate.

(d)            L/C Fronting Fees. The Borrower agrees to pay to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer at a rate per annum equal to the percentage separately agreed upon between the Borrower and such L/C Issuer on the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit), during the period from and including the Closing Date to but excluding the later of the Maturity Date of the Revolving Credit Facility and the date on which such L/C Issuer ceases to have any L/C Obligations. Fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the fifth (5th) Business Day following such last day, commencing on the first such date to occur after the Closing Date, and on the Maturity Date of the Revolving Facility; provided that any such fees accruing after such Maturity Date shall be payable on demand. In addition, the Borrower agrees to pay to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such L/C Issuer within three (3) Business Days after its demand therefor and are nonrefundable.

(e)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent for distribution, in the case of Commitment Fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

Section 2.11      Mandatory Prepayments

(a)            If for any reason, at any time the Total Revolving Credit Exposure exceeds the Line Cap, the Borrower shall within one (1) Business Day (or, if the Exit ABL Facility Effective Date has occurred, within two (2) Business Days) after receipt of written notice thereof from the Agent, in each case, prepay Revolving Credit Loans in an aggregate amount equal to the amount that Total Revolving Credit Exposure exceeds the Line Cap.

(b)            Amounts to be applied pursuant to this Section 2.11 shall be applied to reduce Revolving Credit Exposure; provided that to the extent that any Revolving Credit Exposure is reduced by prepaying Revolving Credit Loans, such amounts shall be applied (A) first, to reduce outstanding Revolving Credit Loans consisting of Base Rate Loans and (B) any amounts remaining after each such application shall be applied to prepay outstanding Revolving Credit Loans consisting of Term Benchmark Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15. No permanent reduction of Revolving Credit Commitments will be required in connection with any prepayment pursuant to this Section 2.11.

Section 2.12      Interest

(a)            Subject to Section 9.17, each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans; each Term SOFR Loan shall bear interest at a rate per annum equal to Term SOFR plus the Applicable Margin for Term SOFR Loans.

(b)            The Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section 2.12, (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section 2.12 or (iii) in the case of L/C Fees, a rate equal to the Commitment Fee Rate plus 2.00% per annum.

(c)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Credit Commitments; provided, that (i) interest accrued pursuant to paragraph (b) of this Section 2.12 shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Borrowing that is not made in connection with the termination or permanent reduction of Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)            All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, in the case of Base Rate Loans bearing interest based on the Prime Rate).

(e)            Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), and to the extent in compliance with Section 2.22, as applicable, Loans extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

Section 2.13      [Reserved]

Section 2.14      Increased Costs

(a)       Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject the Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or are franchise Taxes or branch profits Taxes) with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to, or to reduce the amount of any sum received or receivable, by such Lender or Agent hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or Agent, the Borrower will pay to such Lender or Agent, as the case may be, such additional amount or amounts as will compensate such Lender or Agent, as the case may be, for such additional costs incurred or reduction suffered.

(b)       Capital and Liquidity Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender, any of its applicable lending offices or its holding company or such L/C Issuer or its holding company, as the case may be, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital for such Lender or its holding company or such L/C Issuer or its holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or its holding company or such L/C Issuer or its holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies or such L/C Issuer’s or its holding company’s policies, as applicable, with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or its holding company or such L/C Issuer or its holding company for any such reduction suffered.

(c)       Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate promptly (but in any event within ten days) after receipt thereof.

(d)       Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15      Compensation for Losses

In the event of (a)  the payment of any principal of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16       Taxes

(a)            All payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable withholding agent shall be required (as determined by such applicable withholding agent in its good faith discretion) by applicable Law to deduct or withhold any Taxes in respect of any such payments, then (i) in the case of deduction or withholding for Indemnified Taxes, the sum payable shall be increased by the Borrower as necessary so that after making all such required deductions or withholdings (including such deductions and withholdings applicable to additional sums payable under this Section 2.16(a)) each Lender (or, in the case of a payment made to the Agent for its own account, the Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make or cause to be made such deductions or withholdings and (iii) the applicable withholding agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)            In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)            The Borrower shall indemnify the Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by the Agent or such Lender or required to be withheld or deducted from a payment to the Agent or Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower by a Lender (with a copy to the Agent) or by the Agent on its own behalf or on behalf of a Lender, and shall be conclusive absent manifest error.

(d)            As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)          any Lender that is a US Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding Tax;

(B)           any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), two of whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to such Tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Documents are effectively connected with such Lender’s conduct of a US trade or business (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and not a participating Lender, and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of such direct and indirect partner(s);

(C)           any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), two executed copies of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Agent to determine the withholding or deduction, if any, required to be made; and

(D)           If a payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed pursuant to FATCA if such Lender were to fail to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by any applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)           The Agent and any successor thereto shall deliver to the Borrower on or prior to the date on which it becomes the Agent under this Agreement (and from time to time thereafter upon reasonable request of the Borrower) (i) if the Agent (or such successor to the Agent) is a US Person, one executed copy of IRS Form W-9 certifying that it is exempt from US federal backup withholding, or (ii) if the Agent (or such successor to the Agent) is not a US Person, (A) one executed copy of IRS Form W-8ECI with respect to any amounts payable under any Loan Document to the Agent for its own account, and (B) one executed copy of IRS Form W-8IMY with respect to any amounts payable under any Loan Document to the Agent for the account of any Lender, certifying that it is a “U.S. branch” and may be treated as a US Person for purposes of applicable U.S. federal withholding Tax.

(iv)           Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Agent in writing of its legal ineligibility to do so.

(v)            Each Lender hereby authorizes the Agent to deliver to the Borrower and to any successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 2.16(e).

(vi)           Notwithstanding any other provision of this Section 2.16(e), neither the Agent nor any Lender shall be required to deliver any documentation that the Agent or such Lender, as applicable, is not legally eligible to deliver.

(f)             [Reserved].

(g)            If the Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.16 or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over an amount equal to such refund to the Borrower within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, shall promptly repay the amount paid over to the Borrower pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will the Agent or such Lender be required to pay any amount to the Borrower pursuant to this Section 2.16(g) the payment of which would place the Agent or such Lender in a less favorable net after-Tax position than the Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(g) shall not be construed to require the Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)            Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)             For purposes of this Section 2.16, the term “applicable Law” includes FATCA.

Section 2.17      Payments Generally; Pro Rata Treatment; Sharing of Set-offs

(a)            The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment or if no such time is expressly required, prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices as specified from time to time to the Borrower, except that payments pursuant to Section 2.14, 2.15, 2.16 or 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in U.S. Dollars and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in U.S. Dollars.

(b)            If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, L/C Borrowing, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal or unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and/or unreimbursed L/C Borrowings, as applicable, then due to such parties.

(c)            If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or its participations in Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or Letters of Credit and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and/or subparticipations in the participations in Letters of Credit, as the case may be, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.18(b) or (c) and 2.22 or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted under this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of clause (b)(i) of the definition of “Excluded Taxes,” a participation acquired pursuant to this Section 2.17(c) shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest in the Revolving Credit Commitment(s) or Loan(s) to which such participation relates.

(d)            Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or L/C Issuers, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b), 2.17(d) or 8.7, then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender or such L/C Issuer to satisfy such Lender’s or such L/C Issuer’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18      Mitigation Obligations; Replacement of Lenders

(a)            If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 2.16, then such Lender or L/C Issuer shall, as applicable, shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise cause economic, legal or regulatory disadvantage to such Lender or L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b)            If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.14, or if a Borrower is required to pay any Indemnified Taxes or additional amount (in each case other than in respect of Other Taxes) to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), any Lender ceases to make any Term Benchmark Loans as a result of any condition described in Section 2.14 or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.14 or 2.16) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have received the prior written consent of the Agent, to the extent consent for an Assignment and Assumption would be required by the Agent pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments or (ii) so long as no Event of Default shall have occurred and be continuing, terminate the Revolving Credit Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Revolving Credit Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to terminate such Revolving Credit Commitments and repay such obligations, cease to apply.

(c)            If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans and its Revolving Credit Commitments hereunder to one or more assignees reasonably acceptable to the Agent; provided, that (A) all Obligations (other than Obligations in respect of any Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the Borrower, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Agent if so required thereunder); provided, that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than Obligations in respect of any Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination or (ii) so long as no Event of Default shall have occurred and be continuing, terminate the Revolving Credit Commitments of such Non-Consenting Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans held by such Non-Consenting Lender as of such termination date; provided, that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d)            Each Lender agrees that if it is replaced pursuant to this Section 2.18, it shall execute and deliver to the Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that the failure of any Lender replaced pursuant to this Section 2.18 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.18.

(e)            Notwithstanding anything in this Section 2.18 to the contrary, any Revolving Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit.

Section 2.19      Benchmark Replacement Setting

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.19(d). Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.19.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including any Term Benchmark) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.20      Inability to Determine Rates; Illegality

(a)            Subject to Section 2.19, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Simple SOFR” cannot be determined in accordance with the terms of this Agreement or “Term Benchmark” cannot be determined in accordance with the terms of this Agreement on or prior to the first day of any Interest Period, the Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Agent to the Borrower, any obligation of the Lenders to make or continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans shall be suspended (to the extent of the affected Term Benchmark Loans or, in the case of a Term Benchmark Borrowing, the affected Interest Periods) until the Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans (to the extent of the affected Term Benchmark Loans or, in the case of a Term Benchmark Borrowing, the affected Interest Periods) or, failing that, in the case of any request for an affected Term Benchmark Borrowing, then such request shall be ineffective and (ii) any outstanding affected Term Benchmark Loans will be deemed to have been converted into Base Rate Loans. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 2.15. If the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Simple SOFR” cannot be determined in accordance with the terms of this Agreement or “Term Benchmark” cannot be determined in accordance with the terms of this Agreement, in each case on any given day, the interest rate on Base Rate Loans shall be determined by the Agent without reference to clause (c) of the definition of “Base Rate” until the Agent revokes such determination.

(b)            If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to any Term Benchmark or Daily Simple SOFR, or to determine or charge interest rates based upon any Term Benchmark or Daily Simple SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent), (a) any obligation of such Lender to make or continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans shall be suspended, and (b) the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Term Benchmark Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “Base Rate”), on the Interest Payment Date therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans and (ii) if necessary to avoid such illegality, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to clause (c) of the definition of “Base Rate” until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Daily Simple SOFR or any Term Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay any additional amounts required pursuant to Section 2.15.

Section 2.21      Cash Management

(a)

(i)        Within 10 days after the Closing Date (subject to any extension as may be agreed by the Agent), the Borrower shall establish Designated Deposit Accounts in the Borrower’s name with one or more financial institutions selected by the Borrower, reasonably satisfactory to the Agent and located in the United States (the “Collection Banks”).

(ii)       Within 90 days after the Closing Date (subject to any extension as may be agreed by the Agent), the Borrower, the Agent and the Collection Banks will enter into Cash Management Control Agreements with respect to all Designated Deposit Accounts then in existence, and thereafter will maintain, separate Cash Management Control Agreements with respect to all Designated Deposit Accounts and any other deposit account from time to time owned by the Borrower; provided, that if such Cash Management Control Agreements are not obtained within 90 days after the Closing Date (subject to any extension as may be agreed by the Agent), the Borrower shall be required to move such Designated Deposit Accounts to the Agent or such other Collection Bank that has executed such Cash Management Control Agreements.

(iii)      The Borrower shall, or shall cause the Originators to, instruct all Account Debtors of the Borrower to remit all payments to a Designated Deposit Account. All amounts received by the Borrower and any Collection Bank, in respect of any Account, in addition to all other cash received from any other source, shall promptly upon receipt be deposited or swept into a Designated Deposit Account. The Borrower may close deposit accounts at any Collection Bank and/or open new deposit accounts at any Collection Bank, subject (in the case of opening any new deposit account) to the contemporaneous (or such longer period as the Agent may reasonably agree) execution and delivery to the Agent of a Cash Management Control Agreement consistent with the provisions of this Section 2.21 and otherwise reasonably satisfactory to the Agent.

(b)            So long as no Dominion Period then exists in respect of which the Agent has delivered notice thereof as contemplated by the definition thereof, the Borrower shall be permitted to withdraw Cash and Cash Equivalents from Controlled Accounts to be used for working capital and general corporate purposes. If a Dominion Period exists and Agent has delivered notice thereof as contemplated by the definition thereof, all collected amounts held in the Controlled Accounts shall be applied as provided in Section 2.21(c).

(c)            Each Cash Management Control Agreement relating to a Controlled Account shall include provisions that allow, during any Dominion Period, for all collected amounts held in such Controlled Account from and after the date requested by the Agent to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained with the Agent (each, an “Agent Deposit Account”). Subject to the terms of the respective Security Document, during any Dominion Period, all amounts received in an Agent Deposit Account shall be applied (and allocated) by the Agent on a daily basis in the following order: (i) first, (A) to the payment of any fees, indemnities, costs, expenses and other amounts due and payable to the Agent, in its capacity as such, under any of the Loan Documents and (B) to repay or prepay outstanding Loans advanced by the Agent on behalf of the Lenders pursuant to Section 2.1(c); (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, (A) to pay (on a ratable basis) all accrued and unpaid interest due and payable on the Loans and (B) to pay any fees, indemnities, costs, expenses and other amounts (other than principal) due and payable to the Lenders in their respective capacities as such, under any of the Loan Documents with respect to the Loans; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Loans (whether or not then due and payable); (iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Secured Parties under any of the Loan Documents; and (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv) inclusive, have been paid in full and so long as no Event of Default then exists, to be returned to the Borrower for the Borrower’s own account. Notwithstanding the foregoing, it is understood and agreed that (I) all Controlled Accounts may be subject to Liens permitted by Section 6.3(f) (it being understood that the Agent may establish a Reserve with respect to any such Lien if such Lien constitutes a First Priority Priming Lien) and (II) (x) if any fees are expressly permitted to be charged by the applicable bank or credit card or other merchant processor to the Borrower pursuant to the terms of any applicable agreement in connection therewith or (y) if any sales draft or sales transaction (or similar item) previously credited to a Controlled Account are returned to the applicable bank or processor, as applicable, such bank or processor may, in each case, to the fullest extent permitted by the applicable agreement or law, withdraw funds from such Controlled Account in the full amount of such fees or such returned item.

(d)            Subject to the terms and conditions of Section 9.3, all costs and expenses to effect the foregoing (including reasonable legal fees and disbursements of counsel) shall be paid by the Borrower.

(e)            Agent agrees that immediately upon the termination of the Dominion Period it shall stop transferring amounts from the Controlled Accounts to accounts maintained with the Agent pursuant to this Section 2.21, and the Borrower shall be permitted to withdraw Cash and Cash Equivalents from Controlled Accounts to be used for Permitted Payments.

(f)            If at any time payment is received into any Designated Deposit Account or Controlled Account pursuant to Section 3.3 of the Sale Agreement, the Agent may, in its sole discretion, apply all such funds to the payment of any outstanding Obligations in accordance with Section 2.21(c) regardless of whether or not any Dominion Period then exists.

Section 2.22         Extensions of Revolving Credit Commitments

(a)            Notwithstanding anything to the contrary in this Agreement but subject to the occurrence of the Exit ABL Facility Effective Date, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Revolving Credit Facility with Revolving Credit Commitments with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Credit Commitments under such Revolving Credit Facility with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers (it being understood that no Lender shall have an obligation to accept the terms contained in such Extension Offers) to extend the maturity date of each such Lender’s Revolving Credit Commitments of such Revolving Credit Facility and otherwise modify the terms of such Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Credit Commitments (and related outstandings)) (each, an “Extension,” and each group of Revolving Credit Commitments, as so extended, as well as the original Revolving Credit Commitments of such Revolving Credit Facility (not so extended), being a “tranche”; any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments of such Revolving Credit Facility from which they were extended), so long as the following terms are satisfied with respect to each applicable Revolving Credit Facility: (i) except as to pricing (including interest rates, fees and funding discounts), conditions precedent and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Lender that agrees to an Extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings) (provided, that (1) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility and (2) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than four different maturity dates), (ii) if the aggregate principal amount of Revolving Credit Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Credit Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer and (iii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b)            With respect to all Extensions consummated by the Borrower pursuant to this Section 2.22, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Revolving Credit Commitments of each Revolving Credit Facility to be tendered. The transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.2(c), 2.9 and 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.22 shall not apply to any of the transactions effected pursuant to this Section 2.22.

(c)            No consent of any Lender or any other Person shall be required to effectuate any Extension, other than the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Revolving Credit Commitments (or a portion thereof), which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with the applicable Facility subject to such Extension Amendment. The Lenders hereby irrevocably authorize the Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments of each Revolving Credit Facility so extended and such technical amendments as may be necessary or appropriate in the opinion of the Agent and the Borrower to effect the provisions of this Section 2.22 (including in connection with the establishment of such new tranches or sub-tranches, or to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)).

(d)            In connection with any Extension, the Borrower shall provide the Agent at least five (5) Business Days (or such shorter period as may be agreed by the Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.22.

(e)            Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of Extended Revolving Credit Commitments, the Borrower may offer any Lender of a Revolving Credit Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Revolving Credit Commitments into such Extended Revolving Credit Commitments of such Revolving Credit Facility; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Agent; (ii) such additional Extended Revolving Credit Commitments shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Revolving Credit Commitments, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Agent and executed by such Lender, the Agent and the Borrower and (iv) any such additional Extended Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million, unless each of the Borrower and the Agent otherwise consents.

(f)            For the avoidance of doubt, the provisions set forth in this Section 2.22 shall not apply if the Exit ABL Facility Effective Date has not occurred.

Section 2.23         Defaulting Lenders

(a)            Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable requirements of Law:

(i)          That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.2.

(ii)          Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section VII or otherwise), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable L/C Issuer(s); third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.25; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.25; sixth, to the payment of any amounts owing to the Lenders or the applicable L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the applicable L/C Issuers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees; Default Interest. That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.10 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender), (y) shall be limited in its right to receive L/C Fees as provided in Section 2.10(c) and (z) shall not be entitled to receive any interest at the Default Rate pursuant to Section 2.12(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such interest that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Lender Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of the aggregate Outstanding Amount of the Revolving Credit Loans of any Non-Defaulting Lender, plus such Lender’s Applicable Lender Percentage of the Outstanding Amount of all L/C Obligations at such time to exceed such Lender’s Revolving Credit Commitment. Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)            If the Borrower, the Agent and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees, or interest at the Default Rate pursuant to Section 2.12(b), accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            So long as any Revolving Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.24         Increases in Revolving Credit Commitments

(a)         Notice. Subject to the occurrence of the Exit ABL Facility Effective Date, from time to time thereafter, on one or more occasions, the Borrower may (on behalf of itself), by notice to the Agent, increase the aggregate principal amount of Revolving Credit Commitments with the then Latest Maturity Date (the “Incremental Revolving Facilities”; each such increase, an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Loans”).

(b)         Ranking. Incremental Facilities will rank pari passu in right of payment with the Revolving Credit Commitments and will be secured by the Collateral by Liens on a pari passu basis to the Liens that secure the Revolving Credit Commitments.

(c)         Size and Currency. The aggregate principal amount of Incremental Facilities on any date commitments with respect thereto are first received, assuming such commitments are fully drawn only on the date of receipt thereof, will not exceed, an amount equal to, the Incremental Amount. Each Incremental Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $10,000,000 (or such lesser minimum amount approved by the Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the Incremental Amount at such time. Any Incremental Facility shall be denominated in Dollars.

(d)         Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any Additional Lender. While existing Lenders may (but are not obligated to unless invited to and so elect) participate in any syndication of an Incremental Facility and may (but are not obligated to unless invited to and so elect) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Loan except to the extent the Borrower and the arrangers thereof, if any, in their discretion, choose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.24; provided that the lenders providing the Incremental Facilities will be reasonably acceptable to (i) the Borrower and (ii) the Agent (except that, in the case of clause (ii), only to the extent such Person otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed).

(e)         Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Person providing such Incremental Facility and the Agent. The Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Borrower in consultation with the Agent, to effect the provisions of this Section 2.24. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Loans evidenced thereby. This Section 2.24 shall supersede any provisions in Section 9.2 to the contrary. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(f)          Conditions. The effectiveness of Incremental Facilities under this Agreement will be subject to the following conditions and any other conditions required by the Lenders providing such Incremental Facility, and measured on the date of the receipt of commitments under (assuming such commitments are fully drawn only on the date of receipt) such Incremental Facility:

(i)          no Event of Default (with respect to the Borrower and the Originators) shall have occurred and be continuing or would result therefrom; and

(ii)         the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and after giving effect to, the receipt of commitments in respect of such Incremental Facility.

(g)         Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. Each Incremental Facility will be documented as an increase to the applicable Revolving Credit Commitments and shall be on terms identical to those applicable to such Revolving Credit Facility except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders providing such Incremental Revolving Credit Facility.

(h)        Adjustments to Revolving Credit Loans. On the effective date of each Incremental Facility, (i) if there are Revolving Credit Loans then outstanding, the Borrower shall prepay such Revolving Credit Loans (and pay any additional amounts required pursuant to Section 2.15 in connection therewith), and borrow Revolving Credit Loans from the Lender(s) providing such Incremental Revolving Facility, as shall be necessary in order that, after giving effect to such prepayments and borrowings, all Revolving Credit Loans will be held ratably by the Revolving Lenders (including the Lender(s) providing such Incremental Revolving Facility) in accordance with their respective Revolving Credit Commitments after giving effect to the applicable Incremental Revolving Facility and (ii) if there are Letters of Credit then outstanding, the participations of the Revolving Lenders in such Letters of Credit will be automatically adjusted to reflect the Applicable Lender Percentages of all the Revolving Lenders (including the Lender(s) providing such Incremental Revolving Facility) after giving effect to the applicable Incremental Revolving Facility.

(i)          For the avoidance of doubt, the provisions set forth in this Section 2.24 shall not apply if the Exit ABL Facility Effective Date has not occurred.

Section 2.25         Cash Collateral

(a)         Obligation to Cash Collateralize. Upon the request of the Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, or upon request of the Agent or as otherwise required pursuant to Section 7.1, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount not less than the Minimum Collateral Amount. At any time that there shall exist a Defaulting Lender, immediately upon the written request of the Agent or any applicable L/C Issuer (in each case, with a copy to the Agent), the Borrower shall Cash Collateralize all Fronting Exposure of such L/C Issuer with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)         Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Agent. The Borrower and, to the extent provided by any Lender, such Lender, hereby grants to (and subject to the control of) the Agent, for the benefit of the Agent, the applicable L/C Issuers and the applicable Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to paragraph (c) of this Section 2.25. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount or, if applicable, the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)         Application. Notwithstanding anything herein to the contrary, Cash Collateral provided under this Section 2.25 or Section 2.23 or Section 7.1 or otherwise in respect of Letters of Credit shall be applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligations) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)         Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.4(b)(vi))), or (ii) the determination by the Agent that there exists excess Cash Collateral; provided that (A) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default under Section 7.1(a) or (f) or an Event of Default and (B) the Person providing Cash Collateral and the applicable L/C Issuer(s) may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations hereunder.

Section III REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders on the Amendment No. 1 Effective Date and at the time of each Credit Extension, that:

Section 3.1          No Material Adverse Effect

Since the Amendment No. 1 Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.2          Existence, Qualification and Power; Compliance with Laws

The Borrower (a) is a Person duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation to the extent such concept exists in such jurisdiction, (b) has all requisite organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.3          Authorization; No Contravention

The execution, delivery and performance the Borrower of each Loan Document to which the Borrower is a party, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of the Borrower’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than any Permitted Lien), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any violation, conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 3.4          Governmental Authorization

No material approval, consent, exemption, authorization, or other action by, notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, the grant by the Borrower of the Liens granted by it pursuant to the Security Documents, the perfection (if and to the extent required by the Collateral Requirement) or maintenance of the Liens created under the Security Documents (including the priority thereof) or the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) approval, consent, exemption, authorization, or other action by, or notice to, or filing necessary to perfect the Liens on the Collateral granted by the Borrower in favor of the Secured Parties (or release existing Liens) under applicable U.S. law, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in be in full force and effect pursuant to the Collateral Requirement) or (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 3.5          Litigation

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of their properties or revenues that have a reasonable likelihood of adverse determination and such determination either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.6          Binding Effect

This Agreement and each other Loan Document to which it is a party has been duly executed and delivered by the Borrower. This Agreement and each other Loan Document to which it is a party constitutes, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity or (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Borrower in favor of the Secured Parties (clauses (i) and (ii), the “Enforcement Qualifications”).

Section 3.7          Taxes

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower has timely filed all tax returns required to have been filed, and has paid all Taxes levied or imposed upon it or its properties, income, profits or assets, that are due and payable, in each case including in its capacity as a withholding agent, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrower, there is no proposed Tax deficiency or assessment against the Borrower that, if made would, individually or in the aggregate, have a Material Adverse Effect.

Section 3.8          ERISA Compliance

(a)            Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)            (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the Borrower has not incurred, and does not reasonably expect to incur, any liability, including on account of an ERISA Affiliate, under Title IV of ERISA with respect to any Pension Plan (other than premiums due but not delinquent under Section 4007 of ERISA); (iii) the Borrower has not incurred, and does not reasonably expect to incur, any liability, including on account of an ERISA Affiliate (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability), under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses of this Section 3.8(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.9          Margin Regulations; Investment Company Act

(a)            The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation T, U or X of the Board of Governors of the United States Federal Reserve System.

(b)            The Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.10         Use of Proceeds

Except as otherwise provided in, and subject to the limitations set forth in, Section 2.1(b), the proceeds of the Revolving Credit Loans shall be used to purchase the Accounts from the Originators pursuant to the Sale Agreement and any other purpose not prohibited by this Agreement.

Section 3.11         Environmental Matters

Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)         The Borrower and its properties and operations are and have been in material compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Borrower;

(b)         the Borrower has not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Borrower nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law or to revoke or modify any Environmental Permit held by the Borrower;

(c)         there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned, operated or leased by the Borrower, or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by the Borrower or arising out of the conduct of the Borrower that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the Borrower incurring liability under Environmental Laws; and

(d)         there are no facts, circumstances or conditions arising out of or relating to the operations of the Borrower or facilities owned, operated or leased by the Borrower or, to the knowledge of the Borrower, Real Property or facilities formerly owned, operated or leased by the Borrower that could reasonably be expected to result in the Borrower incurring liability under Environmental Laws.

Section 3.12         Disclosure

(a)            No written report, financial statement, certificate or other written information furnished by or on behalf of the Borrower concerning the Borrower or Company and its Restricted Subsidiaries (other than projected financial information, pro forma financial information, budgets, estimates, other forward-looking statements and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan

Document (as modified or supplemented by other information so furnished) when taken as a whole and as supplemented contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to written projected financial information and pro forma financial information, the Borrower represents that such written information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was furnished, it being understood that such projected financial information and pro forma financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.

(b)            As of the Amendment No. 1 Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.13         Security Documents

Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents, are effective to create in favor of the Agent for the benefit of the Secured Parties, a legal, valid, enforceable and perfected Lien on all right, title and interest of the Borrower in the Collateral described therein (to the extent that a Lien may be perfected by such filings and other actions) subject to the Enforcement Qualifications.

Section 3.14         Solvency

On the date hereof, and on the date of each Borrowing hereunder (after giving effect to such Borrowing), the Borrower is Solvent.

Section 3.15         PATRIOT Act; Sanctions; Anti-Corruption

(a)            To the extent applicable, each of the Company and its Restricted Subsidiaries is in compliance in all material respects with the PATRIOT Act and other applicable anti-money laundering laws and regulations.

(b)            The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Restricted Subsidiaries and their respective directors, officers and employees and its agents, are in compliance with Anti-Corruption Laws and Sanctions.

(c)            None of the Company, any Restricted Subsidiary or any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person; is owned or controlled, directly or indirectly by a Sanctioned Person; is located, organized or resident in a Sanctioned Country; or is a governmental agency, instrumentality, authority, body or state-owned enterprise of, or indirectly owned or controlled by, a government of any Sanctioned Country. No borrowing, use of proceeds or other transaction contemplated by this agreement will violate Anti-Corruption Laws or Sanctions.

Section 3.16         Labor Matters

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 3.17         Accounts

Without limiting the statements contained in any Borrowing Base Certificate, the statements in each Borrowing Base Certificate are or will be (when such Borrowing Base Certificate is delivered) true and correct in all material respects. The Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Borrower with respect thereto. With respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate:

(a)         it is genuine and in all material respects what it purports to be, and is not evidenced by a judgment;

(b)         it arises out of a completed, bona fide sale and delivery of goods or rendition of service and substantially in accordance with any purchase order, contract or other document relating thereto; and

(c)          it is for a sum certain, maturing as stated in the invoice covering such sale or rendition.

Section 3.18         Borrowing Base Calculation

The calculation by the Borrower of each Borrowing Base in any Borrowing Base Certificate delivered to the Agent and the valuation thereunder is complete and accurate in all material respects as of the date of such delivery.

Section 3.19         Deposit Accounts

Subject to Section 2.21, all deposit accounts owned by the Borrower shall be Controlled Accounts.

Section 3.20         Real Property

The Borrower owns no Real Property.

Section IV CONDITIONS PRECEDENT

Section 4.1           Conditions to Closing Date and Initial Borrowing Date

The agreement of each Lender (including each L/C Issuer) to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction (or waiver in accordance with Section 9.2) of the following conditions precedent:

(a)         The Agent shall have received this Agreement, the Security Agreement, the Sale Agreement, the Pledge Agreement and the other Security Documents required to be executed on the Closing Date, in each case, executed and delivered by each party thereto.

(b)         The Sale Agreement shall have become effective, it being understood that the Agent shall have the benefit of all deliverables thereunder.

(c)         All fees and expenses in connection with the Revolving Credit Facility (including reasonable out-of-pocket legal fees and expenses) payable by the Borrower to the Lenders and the Agent on or before the Closing Date shall have been paid to the extent then due; provided, that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least three (3) Business Days prior to the Closing Date.

(d)         The Agent shall have received a solvency certificate in the form of Exhibit H from the chief financial officer of the Borrower with respect to the solvency of the Borrower.

(e)         The Agent shall have received the following:

(i)            a copy of the charter or other similar Organization Document of the Borrower and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which the Borrower is organized or incorporated; and

(ii)            a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which the Borrower is organized, dated within thirty (30) days of the Closing Date, certifying that such Person is duly organized and in good standing under the laws of such jurisdiction; and (iii) a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating or partnership agreement of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation, partnership agreement or other constitutive documents of the Borrower have not been amended since the date the documents furnished pursuant to clause (i) above were certified and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower.

(f)          All UCC financing statements in the jurisdiction of organization of the Borrower and Servicer and filings with the United States Copyright Office and the United States Patent and Trademark Office to be filed, registered or recorded to perfect the Liens intended to be created by any Security Document to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Agent in appropriate form for filing, registration or recording and the Agent shall have received all certificated pledged Capital Stock and instruments, in each case, constituting Collateral in suitable form for transfer by delivery or accompanied by instruments or transfer or assignment duly executed in blank.

(g)         (i) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects and (ii) at least three days prior to the Closing Date, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification.

(h)         The representations and warranties contained in Article 3 hereof and in Article V of the Sale Agreement shall be true and correct in all material respects (except to the extent qualified by materiality or Material Adverse Effect, in which case such representations shall be true and correct in all respects).

(i)          The Agent shall have received, and be satisfied with, the final report in respect of the field exams conducted by Charter Diligence Group on the Originators.

(j)          The Borrower shall have delivered to the Agent the Closing Borrowing Base Certificate.

(k)         The Agent shall have received an opinion from Latham & Watkins LLP, with respect to matters of New York law, certain aspects of Delaware law and the true sale nature of any transfers to the Borrower of Accounts from the Originators pursuant to the Sale Agreement.

(l)          The capitalization and ownership of Borrower and the Debtors shall be satisfactory to the Agent and the Arrangers in their sole discretion (it being understood that the terms of the Plan of Reorganization with respect to the capitalization and ownership of Borrower and the Debtors on the docket of the Bankruptcy Court as of the date hereof shall be satisfactory).

(m)        The Confirmation Order (i) shall have been entered and shall be in full force and effect, unstayed and not subject to any motion to stay unless waived by the Agent in writing in its sole discretion and (ii) shall not have been reversed, vacated, amended, supplemented or otherwise modified in any manner that is adverse to the Agent, any Arranger, any Lender or any of their respective affiliates without their written consent in their sole discretion.

(n)         The Plan of Reorganization shall have become effective in accordance with the Plan of Reorganization.

(o)         The Company shall have Unrestricted Cash in an aggregate amount greater than or equal to $250 million.

(p)         The Borrower shall have delivered to the Agent an officer’s certificate certifying as to the matters set forth in subclauses (h) and (o) of this Section 4.1.

Section 4.2           Conditions to Each Post-Closing Extension of Credit

The agreement of each Lender (including each L/C Issuer) to make any Credit Extension requested to be made by it hereunder on any date, including the Initial Borrowing Date, (other than (x) Agent Advances and (y) a conversion of Loans to the other Type, or a continuation of Term Benchmark Loans) is subject to the satisfaction of the following conditions precedent:

(a)         Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or Material Adverse Effect).

(b)         No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(c)         Borrowing Notice; L/C Application. The Agent and, if applicable, the applicable L/C Issuer shall have received a written Borrowing Request or an L/C Application, as applicable, in accordance with the requirements hereof.

(d)         Borrowing Base Limitations. After giving effect thereto (and the use of the proceeds thereof) the Total Revolving Credit Exposure would not exceed the Line Cap at such time.

Each Borrowing of a Loan or issuance of a Letter of Credit (other than (x) Agent Advances and (y) a conversion of Loans to the other Type, or a continuation of Term Benchmark Loans) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

Notwithstanding anything in this Section 4.2 to the contrary, the effectiveness of any Extension Amendment shall be subject only to the conditions precedent set forth in Section 2.22(a) and to such conditions as are mutually agreed between the Borrower and the Lenders party to the Extension Amendment.

Section V AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet due and owing) hereunder which is accrued and payable shall remain unpaid or unsatisfied or any Letters of Credit have not expired or been canceled (without any pending drawings), then after the Closing Date, the Borrower shall:

Section 5.1          Financial Statements, Certificates and Other Information

(a)            Deliver, or cause the Company to deliver, to the Agent for prompt further distribution to each Lender (i) each of the financial statements, certificates and other documents and information (including, but not limited to, any debtor-in-possession budget, cash flow projections and other usual and customary information for debtor-in-possession financings) required to be delivered pursuant to the Exit Financing Notes Indenture, the First Lien Credit Agreement and/or any DIP Facility, in each case, on the same dates required to be delivered thereunder and (ii) from and after the Exit ABL Facility Effective Date (if any), each of the financial statements, certificates and other documents and information required to be delivered pursuant to the Exit Financing Notes Indenture and/or [the Exit Term Facilities], in each case, on the same dates required to be delivered thereunder;

(b)            concurrently with the delivery of any financial statements pursuant to Sections 5.1(a)(i) and 5.1(a)(ii), a Compliance Certificate of a Responsible Officer of the Borrower that shall include, or have appended thereto, a statement that such Responsible Officer of the Borrower has obtained no knowledge of any continuing Event of Default, or if any such Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto (which shall include calculations with respect to the Financial Covenant irrespective of whether a Covenant Trigger Event exists at such time);

(c)            from and after the Closing Date, (i) unless clause (ii) below applies, not later than 5:00 p.m., New York City time on or before the twentieth (20th) day of each Fiscal Month (or, with respect to the first two Fiscal Months following the Closing Date, the thirtieth (30th) day of each such Fiscal Month) (any Borrowing Base Certificate delivered in accordance with this clause (i), a “Monthly Borrowing Base Certificate”) or more frequently as the Borrower may elect, so long as the frequency of delivery is maintained by the Borrower for the immediately following sixty (60) day period, and (ii) during any period commencing on the date on which Specified Excess Availability shall have been less than the greater of (x)10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (y) $17,500,000 for five consecutive Business Days, and ending on the date that Specified Excess Availability shall have been at least the greater of (x) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (y) $17,500,000 for 20 consecutive calendar days, not later than 5:00 p.m., New York City time, on or before Wednesday of each week (any Borrowing Base Certificate delivered in accordance with this clause (ii), a “Weekly Borrowing Base Certificate”), in each case, a borrowing base certificate setting forth the Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit I (each, a “Borrowing Base Certificate”). A Monthly Borrowing Base Certificate shall be prepared as of the last Business Day of the preceding Fiscal Month. A Weekly Borrowing Base or other Borrowing Base Certificate delivered more frequently than monthly shall be prepared as of the last Business Day of the week or other applicable period preceding such delivery. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Agent;

(d)            one (1) time during each Fiscal Year of the Company (or at any time Availability is less than the greater of 20% of the Line Cap and $35 million for five (5) consecutive Business Days, two (2) times in each Fiscal Year of the Company) and at any time that any Event of Default exists, as often as the Agent reasonably requests a collateral examination of the Accounts, Related Rights and Related Security of the Borrower and the Company, in each case, in scope and form, and conducted by the Agent or from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Agent and at the sole cost and expense of the Borrower. The Agent shall deliver to each Lender, within five (5) Business Days of receipt thereof, each final report delivered to the Agent pursuant to this clause (d);

(e)            promptly after the written request by any Lender, customary documentation and other information that such Lender reasonably requests in writing in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and

(f)            promptly, such additional financial and other information regarding the business, legal, financial or corporate affairs of the Borrower or the Company or compliance with the terms of the Loan Documents, as the Agent or any Lender through the Agent may from time to time reasonably request.

In no event shall the requirements set forth in Section 5.1(f) require the Borrower or the Originators to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information of the Borrower, the Company or any of their Subsidiaries, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, fiduciary duty or Contractual Obligation (not created in contemplation thereof) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.2           Sale Agreement

Promptly deliver to the Agent copies of all notices delivered to it under the Sale Agreement and to exercise its rights to make requests for information under the Sale Agreement as directed by the Agent. In addition, the Borrower agrees that it shall not provide any consent requested under, or agree to any amendment or waiver of, the Sale Agreement without the prior written approval of the Agent, such approval not to be unreasonably withheld, delayed or conditioned.

Section 5.3           Payment of Taxes

Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.4          Preservation of Existence, Etc.

(a)            Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(b)            take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of this Section 5.4(b), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.5          Insurance

To the extent the Borrower maintains general liability and commercial property insurance policies with insurance companies, the Borrower shall provide on the Closing Date or, in the case of insurance obtained after the Closing Date, on the date any such insurance is obtained (or, in each case, such later date as the Agent shall reasonably agree), evidence of each such policy of insurance and each such policy shall as appropriate (i) name the Agent as additional insured thereunder or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Agent, on behalf of the Lenders, as loss payee thereunder.

Section 5.6          Inspection Rights

Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, it being agreed that, while the provisions of this Section 5.6 are for the benefit of the Agent and the Lenders, only the Agent on behalf of the Lenders may exercise rights under this Section 5.6; provided that the Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the Borrower’s expense; provided, further, that during the continuation of an Event of Default, the Agent (or any of its respective representatives or independent contractors), on behalf of the Lenders, may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, the Borrower will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, fiduciary duty or any Contractual Obligation (not created in contemplation thereof) or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.7          Notices

Promptly after a Responsible Officer of the Borrower has obtained knowledge thereof, notify the Agent:

(a)         of the occurrence of any Event of Default or any Purchase and Sale Termination Event (as defined in the Sale Agreement) (except to the extent the Agent shall have previously furnished to the Borrower written notice of such Event of Default or Purchase and Sale Termination Event);

(b)         of the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect;

(c)         of the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower that could reasonably be expected to result in a Material Adverse Effect;

(d)         of the occurrence of a Covenant Trigger Event or a circumstance that, with the giving of notice, would commence a Dominion Period; and

(e)         of the occurrence of any other matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 5.7(a), (b), (c), (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 5.8          Compliance with Environmental Laws

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent the Borrower is required by Governmental Authorities or otherwise pursuant to Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 5.9          Additional Collateral

At the Borrower’s expense, subject to the terms, conditions and provisions of the Collateral Requirement and any applicable limitation in any Security Document, take all action necessary or reasonably requested by the Agent to ensure that the Collateral Requirement continues to be satisfied.

Section 5.10         Use of Proceeds

Use the proceeds of the Revolving Credit Loans issued hereunder only to purchase the Accounts from the Originators pursuant to the Sale Agreement. Use the proceeds of the Letters of Credit issued hereunder only to (i) make any payment in respect of the Intercompany Loan or (ii) make any payment pursuant to Section 3.2 of the Sale Agreement.

Section 5.11         Further Assurances; Post-Closing Obligations

(a)            Promptly upon reasonable request by the Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Documents, to the extent required pursuant to the Collateral Requirement and subject in all respects to the limitations therein.

(b)            Execute and deliver the documents and complete the tasks set forth on Schedule 5.11, in each case within the time limits specified therein (or such longer period of time reasonably acceptable to the Agent).

Section 5.12         Borrower’s Tax Status

The Borrower will remain a wholly-owned direct subsidiary of a US Person that is a corporation for US federal income tax purposes. No action will be taken that would cause the Borrower to be treated other than as a “disregarded entity” within the meaning of US Treasury Regulation § 301.7701-3 for US federal income tax purposes.

Section 5.13         Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.14         Books and Records

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of the Borrower.

Section 5.15         Separate Existence

The Borrower and the Agent hereby acknowledge that the Agent is entering into the transactions contemplated by this Agreement and the other Loan Documents in reliance upon the Borrower’s identity as a legal entity separate from the Servicer, each of the Originators and their respective Affiliates. Therefore, from and after the date hereof, each of the Borrower, the Servicer and the Originators shall take all steps necessary to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of the Servicer, the Originators and any other Person, and is not a division of the Servicer, the Originators, their respective Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Borrower shall take such actions as shall be required in order that:

(a)            The Borrower will be a limited liability company whose primary activities are restricted in its LLC Agreement to: (i) purchasing, accepting capital contributions of or otherwise acquiring from the Originators and holding, selling, transferring, conveying or pledging or otherwise exercising ownership rights with respect to the Pool Assets, (ii) entering and performing its obligations in accordance with any agreement providing for the sale, transfer or pledge of Pool Assets, (iii) borrowing money, or otherwise financing, or receiving capital contributions, consistent with the provisions of the Loan Documents; (iv) pledging or otherwise granting a security interest in Pool Assets to secure such borrowing or other obligations of the Borrower; (v) entering into any agreement relating to any Accounts that provides for the administration, servicing and collection of amounts due on the Pool Assets; (vi) issuing limited liability company interests as provided for in its limited liability company agreement and any other securities deemed appropriate by its board of managers; (vii) taking any and all other actions necessary to maintain its existence as a limited liability company in good standing under the laws of the State of Delaware and to qualify the Borrower to do business as a foreign entity in any other state in which such qualification is required; (viii) paying the organizational, start-up and transaction expenses of the Borrower; and (ix) engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the establishment of bank accounts, the entering into of Hedging Agreements and the entering into referral, management, servicing and administration agreements);

(b)         The Borrower shall not engage in any business or activity except as is consistent with the Loan Documents and permitted under its limited liability company agreement and shall not incur any Indebtedness other than as permitted by the Loan Documents;

(c)          (i) Not less than one member of the Borrower’s board of managers (the “Independent Manager”) shall be a natural person who (A) shall not have been at the time of such Person’s appointment or at any time during the preceding five years and shall not be as long as such person is a director or manager of the Borrower (1) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): the Servicer, any of the Originators, the Company or any of their respective Subsidiaries or Affiliates (other than another special purpose entity which is a Subsidiary or Affiliate of the Servicer or the Company), (2) a supplier to any of the Independent Parties, (3) the beneficial owner (at the time of such individual’s appointment as an Independent Manager or at any time thereafter while serving as an Independent Manager) of any of the outstanding membership or other equity interests of the Servicer, the Company or any of their respective Subsidiaries or Affiliates having general voting rights, (4) a Person controlling or under common control with any director, officer, employee, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties, or (5) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties; (B) has not less than three years’ experience in serving as an independent director or manager for special purpose vehicles engaged in securitization and/or structured financing transactions, and (C) is otherwise reasonably acceptable to the Agent as evidenced in a writing signed by the Agent. Under this clause (c), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests. (ii) The operating agreement of the Borrower shall provide that: (A) the Borrower’s board of managers or other governing body shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Manager shall approve the taking of such action in writing before the taking of such action, and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.

(d)         The Independent Manager shall not at any time serve as a trustee in bankruptcy for the Borrower, the Servicer, any Originator or any of their respective Affiliates;

(e)         The Borrower shall maintain its Organization Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Loan Documents;

(f)          The Borrower shall conduct its affairs strictly in accordance with its Organization Documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of manager’s meetings appropriate to authorize all limited liability company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts; provided that the Borrower’s assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Borrower as set forth in clause (l);

(g)         Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower, and to the extent that Borrower shares the same officers or other employees the Servicer or any Originator (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees;

(h)         The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Pool Receivables as set forth in the Sale Agreement. To the extent, if any, that the Borrower (or any Affiliate thereof) shares items of expenses, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Servicer shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Loan Documents, including legal, agency and other fees;

(i)          The Borrower’s operating expenses will not be paid by the Servicer, any Originator or any Affiliate thereof (other than certain organizational expenses paid by the Servicer and other than in the performance by the Servicer of servicing activities pursuant to the Loan Documents);

(j)          The Borrower will have its own separate stationery;

(k)         The Borrower’s books and records will be maintained separately from those of the Servicer, each of the Originators and any other Affiliate thereof and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of Borrower; provided that the Borrower’s assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Borrower as set forth in clause (l);

(l)          All financial statements of the Servicer, any Originator or any Affiliate thereof that are consolidated to include the Borrower will disclose (in such financial statements or in the notes thereto) that the assets of the Borrower are not available to pay creditors of the Servicer, any Originator or any Affiliates thereof;

(m)         The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Originators or any Affiliates thereof;

(n)         The Borrower will strictly observe limited liability company formalities in its dealings with the Servicer, the Originators or any Affiliates thereof, and funds or other assets of the Borrower will not be commingled with those of the Servicer, the Originators or any Affiliates thereof except in the case of the Servicer as permitted by this Agreement in connection with servicing the Pool Receivables. The Borrower shall not maintain joint bank accounts or other depository accounts to which the Servicer, any Originator or any Affiliate thereof has independent access. The Borrower is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, any Originator or any Subsidiaries or other Affiliates thereof; except that the Borrower may be included in the errors and omissions policy that the Servicer maintains on behalf of its subsidiaries. The Borrower will pay to the Servicer (or will be allocated the expense of) the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Borrower and the Servicer;

(o)         The Borrower will maintain arm’s-length relationships with the Servicer and each Originator (and any Affiliates thereof); and

(p)         To the extent that the Borrower and the Company (or any Subsidiary or Affiliate thereof) have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expense.

Section VI NEGATIVE COVENANTS

The Borrower agrees that until the Obligations have been paid in full, all Revolving Credit Commitments have been terminated and all Letters of Credit have expired or been canceled (without any pending drawings), the Borrower shall not:

Section 6.1           Financial Covenant

Upon the occurrence and during the continuance of a Covenant Trigger Event, the Borrower shall not permit (a) as of the last day of the most recently ended Test Period prior to the occurrence of such Covenant Trigger Event and (b) as of the last day of each Test Period ended thereafter during the continuance of such Covenant Trigger Event, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries to be less than 1.00 to 1.00; provided that, for the avoidance of doubt, this Section 6.1 shall not be effective during the Interim Period. To the extent required to be tested with respect to any Test Period pursuant to the preceding sentence, compliance with this Section 6.1 shall be calculated in the Compliance Certificate for the applicable Test Period delivered pursuant to Section 5.1(c).

Section 6.2           Limitation on Indebtedness

Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)         Indebtedness pursuant to any Loan Document;

(b)         Indebtedness pursuant to the Intercompany Loan;

(c)         to the extent constituting Indebtedness, Hedging Agreements incurred in the ordinary course of business, Cash Management Obligations and other Indebtedness in respect of Cash Management Services in the ordinary course of business and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payment items drawn against insufficient funds; or

(d)         Indebtedness consisting of the financing of insurance premiums in the ordinary course of business or consistent with past practice.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the accreted amount thereof.

Section 6.3           Sales, Liens, etc.

Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than a First Priority Priming Lien) upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Pool Asset, or assign any right to receive income in respect thereof, except for:

(a)         Liens for Taxes, or other statutory obligations, not at the time due and payable or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Borrower in accordance with GAAP);

(b)         Liens created pursuant to the Loan Documents;

(c)         any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower in the ordinary course of business;

(d)         Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(e)         Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(f)          (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) customary Liens in favor of credit card or merchant processors as described in Section 2.21(c) and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and Cash and Cash Equivalents on deposit in accounts maintained by the Borrower (including any restriction on the use of such Cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business or consistent with past practice in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided, that, in the case of this clause (iii), (x) unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money and (y) Reserves may be established with respect to any such Liens to the extent such Liens constitute First Priority Priming Liens;

(g)         Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.7; provided, that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(h)         Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of the Company, the Originators or the Borrower in the ordinary course of business or consistent with past practice;

(i)          Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating leases, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice of the Borrower;

(j)          Disposition, discount or compromise of accounts receivable in connection with the collection thereof in the ordinary course of business or consistent with past practice (and not for financing purposes); or

(k)         transactions to the extent required or permitted under the Sale Agreement.

Section 6.4           Limitation on Fundamental Changes

The Borrower shall not, without the prior written consent of the Agent, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any of its Accounts (whether now owned or hereafter acquired) to, any Person or (ii) to be owned by any Person other than the Servicer. The Borrower shall provide the Agent with at least 10 days’ prior written notice (or such shorter period as the Agent may agree in its discretion) before making any change in the Borrower’s legal name, chief executive office, location of organization or the making of any other change in the Borrower’s identity or corporate structure that could render any UCC financing statement filed in connection with this Agreement or any other Loan Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Agent pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof. The Borrower will also maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

Section 6.5           Certain Agreements

Without the prior written consent of the Agent, the Borrower will not (and will not permit the Company to) amend, modify, waive, revoke or terminate any Loan Document to which it is a party or any provision of the Borrower’s Organization Documents which requires the consent of the Independent Manager.

Section 6.6           Limitation on Restricted Payments

The Borrower will not: (i) declare or pay any Restricted Payment, (ii) make any payment in cash or through the issuance of a Letter of Credit in respect of the Intercompany Loan or (iii) make any payment in cash pursuant to Section 3.2 of the Sale Agreement, except that:

(a)         the Borrower may make payments in cash or through the issuance of a Letter of Credit in respect of the Intercompany Loan or pursuant to Section 3.2 of the Sale Agreement (each, a “Permitted Payment”) so long as (i) no Event of Default has occurred and is continuing and (ii) Pro Forma Availability is greater than $35.0 million (it being understood that the making of a Permitted Payment shall constitute a representation and warranty by the Borrower as of the date of such Permitted Payment that the conditions set forth in this Section 6.6(a) were satisfied as of the date of such Permitted Payment); and

(b)         the Borrower may make Restricted Payments, payment in cash in respect of the Intercompany Loan or payments in cash pursuant to Section 3.2 of the Sale Agreement in an unlimited amount, so long as immediately prior to, and after giving pro forma effect to, such Restricted Payment, the Total Revolving Credit Exposure is equal to $0; provided that the Borrower shall be required to deliver an updated Borrowing Base Certificate in connection with the first request for a Credit Extension subsequent to the making of any Restricted Payment in accordance with this Section 6.6(b).

Section 6.7           Limitation on Investments

Make any Investment, except:

(a)         Investments in Cash and Cash Equivalents;

(b)         [reserved];

(c)         extensions of trade credit or the holding of receivables in the ordinary course of business or consistent with past practice and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past practice;

(d)         deposits made in the ordinary course of business or consistent with past practice to secure the performance of leases or in connection with bidding on government contracts; or

(e)         Investments consisting of Liens permitted under Section 6.3.

Section 6.8           [Reserved]

Section 6.9           Limitation on Transactions with Affiliates

Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate other than (a) as expressly contemplated by the Sale Agreement, this Agreement or the other Loan Documents (including in order to comply with Section 5.15 hereof), (b) any Restricted Payment or other payment contemplated by Section 6.6, (c) other transactions (including the lease of office space or computer equipment or licensing of software by the Borrower to or from an Affiliate) (A) in the ordinary course of business, (B) pursuant to the reasonable requirements of the Borrower’s business, or (C) on terms (taken as a whole) substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and (d) any compensation arrangement for officers of the Borrower if such arrangement has been approved by the board of directors of the Borrower.

Notwithstanding the foregoing, this provision shall not prohibit the Borrower from entering into with any Affiliate any transaction expressly contemplated by the Plan of Reorganization or the Confirmation Order so long as such transaction is consummated in a manner consistent with Section 5.15 of this Agreement.

Section 6.10         Change in Payment Instructions to Obligors

The Borrower shall not add to, replace or terminate any of the Designated Deposit Accounts (or any related lock-box or post office box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Designated Deposit Accounts (or any related lock-box or post office box), unless the Agent shall have received (x) prior written notice of such addition, termination or change and (y) a signed and acknowledged Cash Management Control Agreement (or amendment thereto) with respect to such new Designated Deposit Accounts (or any related lock-box or post office box).

Section 6.11         Change in Business

The Borrower will not (i) make any change in the character of its business or (ii) make any change in any Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect, in the case of either clause (i) or (ii) above, without the prior written consent of the Agent. The Borrower shall not make any other written change in any Credit and Collection Policy without giving prior written notice thereof to the Agent.

Section VII EVENTS OF DEFAULT

Section 7.1           Events of Default

If any of the following events shall occur and be continuing:

(a)          (i) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan or any L/C Obligation or the Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)         any representation or warranty made or deemed made by the Borrower, the Servicer or the Originators herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by the Borrower, the Servicer or an Originator at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided, that, in each case, such materiality qualifier shall not be applicable with respect to any representation or warranty that is qualified or modified by materiality or Material Adverse Effect); or

(c)          the Borrower shall (i) fail to timely deliver a Borrowing Base Certificate pursuant to Section 5.1(c) and such failure shall continue unremedied for a period of five (5) Business Days (or three (3) Business Days if the Borrowing Base Certificate is required to be delivered weekly pursuant to Section 5.1(c)) or (ii) default in the observance or performance of any agreement contained in (A) Section 2.21(a), (B) Section 5.4(a), (C) Section 5.7(a), (D) Section 5.10 or (E) Section VI; or

(d)            the Borrower, the Servicer or an Originator shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the Borrower by the Agent; or

(e)            (x) any “Event of Default” under the Exit Financing Notes Indenture, any DIP Facility or any Exit Term Facility shall occur and be continuing, or (y) the Borrower, the Servicer or any Originator shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, and, solely prior to the Exit ABL Facility Effective Date, to the extent such payment is not stayed because of the pendency of a Permitted Bankruptcy; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, and, solely prior to the Exit ABL Facility Effective Date, to the extent such payment is not stayed because of the pendency of a Permitted Bankruptcy; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder (provided, that (A) this clause (iii) shall not apply to any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e)) and (B) solely prior to the Exit ABL Facility Effective Date, this clause (iii) shall not apply to any Indebtedness which is unpaid, in default or accelerated solely as a result of the commencement of a Permitted Bankruptcy); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which would in the aggregate constitute Material Debt; provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall no longer be continuing with respect to any amount of Indebtedness that would in the aggregate constitute Material Debt; or

(f)            (i) the Borrower, the Servicer or any Originator shall commence any case, proceeding or other action (A) to implement the terms of the Restructuring Support Agreement  under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, the Servicer or any Originator shall make a general assignment for the benefit of its creditors; provided that (1) solely with respect to the Servicer or any Originator, the occurrence of a case, proveeding or other action pursuant to subsection (A) above on or prior to the date that is ten (10) Business Days after the Amendment No. 1 Effective Date so long as the Interim Order is contemporaneously submitted to the Bankruptcy Court (a “Permitted Bankruptcy”) shall not constitute an Event of Default, and (2) if the event described in clause (1) occurs, the continuation of such event until but excluding the Exit ABL Facility Effective Date, shall not constitute an Event of Default; or (ii) there shall be commenced against or with respect to the Borrower, the Servicer or any Originator any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, the Servicer or any Originator any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, the Servicer or any Originator shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower, the Servicer or any Originator shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)            (i) an ERISA Event occurs which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(h)            one or more final judgments or decrees for the payment of money shall be entered against the Borrower, the Servicer or any Originator involving for the Borrower, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of (x) in the case of the Borrower, $5 million and (y) in the case of the Servicer or any Originator, $75 million or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            any Security Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or the Borrower (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of the Borrower) or the Servicer shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral Requirement or results from the failure of the Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements or take other required actions required to be taken by the Agent pursuant to the Loan Documents and (ii) except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(j)            any Change of Control shall occur; or

(k)           from and after the Exit ABL Facility Effective Date (if any), any default by the Company or any of its Restricted Subsidiaries shall occur and be continuing under any DOJ Settlement Agreement; or

(l)            an order or decree is entered into by a court of competent jurisdiction reversing, modifying or vacating the “true sale” finding within the Interim Order or the Final Order or otherwise finding that any transfers to the Borrower of Accounts from the Originators pursuant to the Sale Agreement are not “true sales”; or

(m)          any provision of either the Interim Order or the Final Order, unless consented to in writing by the Agent (at the direction of the Required Lenders), [ceases to be in full force and effect], or the Borrower, the Servicer, any Originator, or any Debtor contests in writing the validity or enforceability of either the Interim Order or the Final Order; or

(n)            entry of an order by the Bankruptcy Court, the terms of which conflict with or are inconsistent with the relief provided for in either the Interim Order or the Final Order; or

(o)            the Restructuring Support Agreement shall be terminated; or

(p)            the Borrower shall fail to pay any fees and expenses payable in connection with Amendment No. 1 pursuant to the Lender Fee Letter and the other Loan Documents (including, but not limited to, all out-of-pocket expenses incurred by the Agent, any Lender or any L/C Issuer, including the fees, charges and disbursements of legal counsel for the Agent (as well as local counsel for the Agent), any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans) to the extent due on the Amendment No. 1 Effective Date; provided, that all such amounts shall be required to be paid within two (2) Business Days of the Amendment No. 1 Effective Date, only to the extent invoiced prior to the Amendment No. 1 Effective Date;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, (i) the Revolving Credit Commitments (including the L/C Commitments) hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (ii) the Borrower shall be required to Cash Collateralize the L/C Obligations as provided in Section 2.25(a), and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Revolving Credit Commitments (including the L/C Commitments) to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, (w) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, (x) require that the Borrower Cash Collateralize the L/C Obligations as provided in Section 2.25(a), (y) commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Security Documents and (z) enforce all of the Borrower’s rights under the Sale Agreement and other Loan Documents.

Section VIII THE AGENT

Section 8.1      Appointment

Each Lender hereby irrevocably designates and appoints the Agent as the agent and collateral agent respectively of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Agent to enter into each Security Document on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (a) provided to the Agent in this Article with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article and the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (b) as additionally provided herein with respect to each L/C Issuer.

Section 8.2      Delegation of Duties

The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3      Exculpatory Provisions

None of the Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable to any other Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower a party thereto to perform its obligations hereunder or thereunder or (iii) responsible for or have any duty to ascertain or inquire into the creation, perfection or priority of any Lien purported to be created by the Security Documents or the value or the sufficiency of any Collateral. The Agent shall not be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

Section 8.4      Reliance by Agent

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or Electronically submitted Communication, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.5      Notice of Default

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received written notice from a Lender, an L/C Issuer or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.6      Non-Reliance on Agent and Other Lenders

Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of the Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

Section 8.7      Indemnification

The Lenders agree to indemnify the Agent and each of its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting any obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that (a) no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct and (b) to the extent any L/C Issuer is entitled to indemnification under this Section 8.7 solely in its capacity and role as an L/C Issuer, only the Revolving Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 8.7 (determined as of the time that the applicable payment is sought based on each Revolving Lender’s Applicable Lender Percentage thereof at such time). The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 8.8      Agent in Its Individual Capacity

The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder. With respect to its Loans made or renewed by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent hereunder, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

Section 8.9      Successor Agent

(a)            The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders, the L/C Issuers and the Borrower. If the Agent shall resign as Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $5.0 billion and otherwise may be withheld in the Borrower’s sole discretion, which approval shall not be required during the continuance of an Event of Default), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section VIII and of Section 9.5 shall continue to inure to its benefit.

(b)            If the Agent or a controlling Affiliate meets any part of the definition of Lender Default (in its capacity as Lender or otherwise), it may be removed by the Borrower or the Required Lenders. The Borrower shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Agent by the date that is 10 days following the Agent’s removal, the Agent’s removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Borrower, subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), appoints a successor agent as provided for above. After any Agent’s replacement as Agent, the provisions of this Section VIII and of Section 9.5 shall continue to inure to its benefit.

Section 8.10      Erroneous Payment

(a)            Each Lender and each L/C Issuer (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Agent notifies such Lender or L/C Issuer that the Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or L/C Issuer (any of the foregoing, a “Payment Recipient”) from the Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than two (2) Business Days thereafter, return to the Agent the amount of any such Payment as to which such a demand was made. A notice of the Agent to any Payment Recipient under this Section 8.10 shall be conclusive, absent manifest error.

(b)            Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)            Any Payment required to be returned by a Payment Recipient under this Section 8.10 shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)            The Borrower and each other Subsidiary hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Subsidiary except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Subsidiary.

(e)            Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Revolving Credit Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8.11      Withholding Tax

To the extent required by any applicable Law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower pursuant to Section 2.16 and without limiting or expanding the obligation of the Borrower to do so) from and against all amounts paid, directly or indirectly, by the Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender, under this Agreement or any other Loan Document or from any other sources, against any amount due the Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8.12      Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section IX MISCELLANEOUS

Section 9.1      Notices

(a)            Notices Generally. Except as otherwise expressly provided, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the applicable party hereto, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, to it at:

ST US AR Finance LLC
675 McDonnell Blvd

Hazelwood, Mo 63042
Attention:       Raul Castillo
Telephone:

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:      Carlos Alvarez

Telephone:

(ii)            if to the Agent, to it at:

Barclays Bank PLC
Bank Debt Management
400 Jefferson Park
Whippany, NJ 07981
Attention:      Arup Ghosh
Telephone:
Email:

(iii)           if to the Agent with respect to a Borrowing Request or Interest Election Request, to it at:

Barclays Bank PLC
Bank Debt Management
400 Jefferson Park
Whippany, NJ 07981
Attention:     William Coshburn
Telephone:
Email:

with copies (which shall not constitute notice) to:

(iv)          if to any Lender or any L/C Issuer, to it at its e-mail address, address (or facsimile number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided therein.

(b)            Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

 (c)            Change of Address, etc. The Borrower and the Agent may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender or L/C Issuer may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender and each L/C Issuer agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire transfer instructions for such Lender.

(d)            Platform. The Borrower hereby acknowledges that the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower (collectively, the “Borrower Materials”) hereunder by posting such materials on IntraLinks or another similar electronic system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by an final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages). The Borrower acknowledges and agrees that the list of Disqualified Lenders shall be deemed suitable for posting and may be posted by the Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(e)            Reliance by the Agent, L/C Issuers and Lenders. The Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and other telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, each L/C Issuer, each Lender and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereby consents to such recording.

Section 9.2      Waivers; Amendments

(a)            No failure or delay by the Agent, any L/C Issuer or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent, any L/C Issuer or any Lender may have had notice or knowledge of such Default at the time.

(b)            None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders; provided, that, notwithstanding the foregoing:

(i)            solely with the written consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders, other than in the case of clause (1) below, which shall require the consent of each Lender increasing its Revolving Credit Commitments if such increase is effectuated other than pursuant to the provisions under this Agreement specifically permitting increases of commitments without the further approval of Required Lenders), any such agreement may:

(1)            increase the Revolving Credit Commitment of any Lender, it being understood that (y) a waiver of any condition precedent set forth in Section 4.2, or (z) the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of Revolving Credit Commitments shall not constitute an increase of any Revolving Credit Commitments of any Lender;

(2)            reduce or forgive the principal amount of any Loan or any L/C Borrowing or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), (y) as provided in Section 2.13 and (z) that any change in Historical Excess Availability, Historical Average Utilization or any other definition used in the calculation of such rate of interest or fees (or any component definition thereof) shall not constitute a reduction in any rate of interest or any fee for purposes of this clause (2));

(3)            postpone the scheduled date of payment of the principal amount of any Loan, any L/C Borrowing or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment; it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Revolving Credit Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Revolving Credit Commitment of any Lender;

(4)            change Section 2.17(b) or (c) or Section 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in Section 6.4 of the Security Agreement); or

(5)            (x) contractually subordinate the Obligations hereunder to any other Indebtedness or other obligations or (y) contractually subordinate the Liens securing the Obligations to Liens securing any other Indebtedness or other obligations;

(ii)            solely with the written consent of the Supermajority Required Lenders, any such agreement may increase advance rates or make other modifications to the applicable Borrowing Base (or any constituent definitions to the extent used therein) that have the effect of increasing availability thereunder (including changes in eligibility criteria), it being understood that increases or decreases in Reserves implemented by the Agent in its Permitted Discretion shall require only the consent of the Agent;

(iii)            solely with the written consent of each Lender (other than a Defaulting Lender), any such agreement may:

(1)            change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder;

(2)            except as otherwise expressly provided in Section 9.14 or in the Security Agreement, release all or substantially all of the Collateral; or

(3)            except as otherwise expressly permitted, the assignment of the Borrower’s Obligations under this Agreement;

(4)            change Section 2.4(a)(iv) in a manner that would permit the expiration date of any Letter of Credit to occur after the L/C Expiration Date;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of (x) the Agent in a manner adverse to the Agent without the prior written consent of the Agent or (y) the L/C Issuers in a manner adverse to the L/C Issuers without the prior written consent of each L/C Issuer.

(c)            Notwithstanding anything to the contrary contained in this Section 9.2, the Agent and the Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (provided, that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders) and (ii) to permit additional affiliates of the Borrower to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d)            Notwithstanding anything in this Agreement or any other Loan Document to the contrary, only the consent of the parties to the Fee Letter shall be required to amend, modify or supplement the terms thereof.

(e)            Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Extension Amendments in accordance with Section 2.22 and joinder agreements with respect thereto in accordance with such sections, and such Extension Amendments and joinder agreements may effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Agent and the Borrower, to give effect to the existence and the terms of the Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Revolving Credit Loans, and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(f)            Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Agent and may be, together with this Agreement, amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents. In addition, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in this Agreement or any other Loan Document, then the Agent and the Borrower shall be permitted to amend such provision without further action or consent by any other party; provided that the Required Lenders shall not have objected to such amendment within five Business Days after receiving a copy thereof.

(g)            [Reserved].

(h)            Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender;

provided, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, directly and adversely affect the rights or duties of, or any fees or other amounts payable to, the Agent under this Agreement or any other Loan Document; (ii) only the consent of the parties to the Fee Letter shall be required to amend, modify or supplement the terms thereof; and (iii) (x) no Lender consent is required to effect an Extension Amendment (except as expressly provided in Section 2.22 or in the following clause), and in connection with an Extension Amendment, only the consent of the Lenders that will continue as a Lender in respect of the Extended Revolving Credit Commitments, as applicable, subject to such Extension Amendment shall be required for such Extension Amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.3      Expenses; Indemnity; Damage Waiver

(a)            If the Closing Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, the reasonable fees and expenses of consultants and appraisal firms in connection with field examinations required hereunder and the Agent’s standard charges for examination activities and appraisal reviews, (ii) all reasonable out-of-pocket fees and expenses incurred by any L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agent, any Lender or any L/C Issuer, including the fees, charges and disbursements of legal counsel for the Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, that the Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel in each of the United States for all Persons described in clauses (i) and (ii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b)            The Borrower shall indemnify the Agent, each Lender, each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or perceived conflict of interest, one additional outside legal counsel in each of the United States for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby, (x) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower (including any predecessor entities), or any Environmental Liability relating to the Borrower (including any predecessor entities) or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any of its respective Affiliates, their respective creditors or any other Person; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower and that is brought by an Indemnitee against any other Indemnitee (provided, that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against the Agent (in its capacity as such) by other Indemnitees, the Agent, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed) or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c)            To the extent permitted by applicable law, none of the Borrower or any Indemnitee shall assert, and each of the Borrower and each Indemnitee hereby waives, any claim against the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, the Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this paragraph shall limit the obligations of the Borrower under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees. No Indemnitee referred to in Section 9.3(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)            All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor.

(e)            Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 9.4      Successors and Assigns

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise expressly provided in Section 6.4, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)            Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including, for purposes of this paragraph (b)(i), participations in L/C Obligations) at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)            the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate or branch of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, any other Eligible Assignee; provided, further, that (x) the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall have objected thereto by written notice to the Agent not later than the tenth (10th) Business Day following the date a written request for such consent is made and (y) the withholding of consent by the Borrower to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Agent shall not have any responsibility or obligations to determine or notify the Borrower with respect to whether any Lender or potential Lender is a Disqualified Lender, and the Agent shall have no liability with respect to any assignment made to a Disqualified Lender);

(B)            the Agent; and

(C)            each L/C Issuer;

provided, with respect to foregoing clause (B), no consent of the Agent shall be required with respect to an assignment to any Person that satisfies clause (i) of the definition of Eligible Assignee; provided, further, any assignment made to a Disqualified Lender shall not be null and void but shall instead be subject to Section 9.4(e).

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans or assignments to a Lender or an Affiliate or branch of a Lender, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5.0 million unless (x) such assignee shall be an existing Lender or (y) each of the Borrower and the Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)            each assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with (unless waived by the Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment); and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Company and their Subsidiaries and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b) (iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.14, 2.15, 2.16 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv)            The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount (and related interest) of the Loans and L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and other amounts due under Section 2.4 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, if an Event of Default has occurred and is continuing, any Lender (with respect to its own Revolving Credit Commitments, Loans and L/C Obligations only), at any reasonable time and from time to time upon reasonable prior notice. No assignment will be effective unless and until the Assignment and Assumption is registered in such Register. This Section 9.4 is intended so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related US Treasury Regulations (or any other relevant or successor provisions of the Code or of such US Treasury Regulations).

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5(b), 2.17(d) or 8.7, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable ratable share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all Loans and participations in Letters of Credit in accordance with its Applicable Lender Percentage; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)

(i)            Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities other than an Excluded Participant (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including such Lender’s participations, if any, in L/C Obligations) owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the L/C Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.2(b)(iii) that adversely affects the Participant; provided, however, in no event shall an Excluded Participant be a Participant. The Borrower agrees that, subject to paragraph (c) (ii) and (c) (iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 and subject to the requirements and limitations of such Sections including the requirements under Section 2.16(e) (it being understood that the documentation required under Section 2.16(e) shall be delivered by the Participant solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided, that such Participant shall be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the US Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive with respect to such participation, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the participation.

(iii)            A Participant shall be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv)            Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15(b) with respect to any Participant.

(v)            No participation may be sold to the Borrower, any Affiliate of the Borrower or any of their respective Subsidiaries.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            Notwithstanding anything to the contrary contained herein:

(i)            no assignment or participation shall be made to any Person that was a Disqualified Lender as of the date on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). Any assignment in violation of this Section 9.4(e)(i) shall not be void, but the other provisions of this Section 9.4(e) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, the Borrower may, upon notice to the applicable Disqualified Lender and the Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Credit Commitment, and/or (B) require such Disqualified Lender to assign (and the signature of such Disqualified Lender shall not be required on any such assignment), without recourse (in accordance with and subject to the restrictions contained in this Section 9.4), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interest, rights and obligations, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (it being understood and agreed that the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.4).

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to request any information, reports or other materials or receive information, reports or other materials provided to Lenders by the Borrower, the Agent or any other Lender, (y) attend or participate in meetings or inspections attended by the Lenders and the Agent or request such meetings or inspections, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisers of the Agent or the Lenders and (B) (x) shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.2); provided that (I) the Revolving Credit Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (II) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender, and (y) for purposes of voting on any bankruptcy plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such bankruptcy plan, (2) if such Disqualified Lender does vote on such bankruptcy plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such bankruptcy plan in accordance with Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(f)            Resignation as L/C Issuer after Assignment. Notwithstanding anything herein to the contrary, if at any time any Revolving Lender that is also acting as an L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to paragraph (b) of this Section 9.4, such Revolving Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of such Revolving Lender as an L/C Issuer. If any such Revolving Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in unreimbursed L/C Borrowings pursuant to Section 2.4(c)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Revolving Lender to effectively assume the obligations of such Revolving Lender with respect to such Letters of Credit.

Section 9.5      Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid is outstanding or any Letter of Credit remains outstanding and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.3 and Section VIII shall survive and remain in full force and effect regardless of the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.

Section 9.6      Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 9.7      Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.8      Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer is hereby authorized at any time and from time to time with the prior written consent of the Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or such L/C Issuer to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and each L/C Issuer under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender or such L/C Issuer may have. Each Lender and each L/C Issuer shall notify the Agent and the Borrower promptly after any such setoff. Notwithstanding anything to the contrary in the foregoing, no Lender shall exercise any right of set off in respect of any Controlled Account other than the Agent acting in their capacity as such.

Section 9.9      Governing Law; Jurisdiction; Consent to Service of Process

(a)            This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c)            Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10      WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11      Headings

Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12      Confidentiality

(a)            Each of the Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided, that the Agent, such Lender or such L/C Issuer, as applicable, shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent lawfully permitted to do so), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided, that the Agent, such Lender or such L/C Issuer, as applicable, shall notify the Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and their obligations (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the Borrower, (ix) to the extent such Information (A) becomes available other than as a result of a breach of this Section 9.12 to the Agent, any Lender or any L/C Issuer on a nonconfidential basis from a source other than the Borrower or any of its Affiliates or (B) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agent, any Lender or any L/C Issuer or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to the Borrower or any of its affiliates, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or the Revolving Credit Facilities or market data collectors, similar services, providers to the lending industry and service providers to the Agent in connection with the administration and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower or any of its businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by a Borrower; provided, that, in the case of information received from a Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

Section 9.13      PATRIOT Act

Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.14      Release of Liens; Secured Parties

(a)            In the event that the Borrower conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of the Borrower to a Person that is not (and is not required hereunder to become) the Borrower in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Agent shall promptly (and the Lenders hereby authorize the Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset Collateral has become, or is becoming, an Excluded Asset, then, at the request of the Borrower, the Agent agree to promptly (and the Lenders hereby authorize the Agent to) take such action and execute such documents as may be reasonably requested by the Borrower, and at the Borrower’s expense, to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created by any Loan Document in respect of such assets.

(b)            Upon the payment in full of the Obligations and the termination or expiration of the Total Revolving Credit Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Agent shall promptly (and the Lenders hereby authorize the Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment) shall automatically terminate and be released, without the requirement for any further action by any Person and the Agent shall promptly (and the Lenders hereby authorize the Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination.

(c)            Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents with respect to the Collateral may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent on behalf of the Secured Parties at such sale or other disposition. In furtherance of the foregoing, no agreements the obligations under which constitute Cash Management Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such agreement in respect of Cash Management Services shall be deemed to have appointed the Agent to serve as administrative agent and collateral agent, as applicable, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

Section 9.15      Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to the Agent, any L/C Issuer or any Lender, or the Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 9.16      No Fiduciary Duty

The Agent, each Lender, each L/C Issuer and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Borrower, their stockholders and/or their affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 9.17      Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent, any Lender or any L/C Issuer shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent, a Lender or an L/C Issuer exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.18      Acknowledgement and Consent to Bail-In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.19      Acknowledgement Regarding Any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 9.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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